EXIHIBIT 4.5

EXECUTION

SECOND LIEN CREDIT AGREEMENT
by and among

ASCENDIA BRANDS, INC.

and

EACH OF ITS SUBSIDIARIES THAT ARE SIGNATORIES HERETO
as Borrowers,

THE LENDERS THAT ARE SIGNATORIES HERETO
as the Lenders,

WELLS FARGO FOOTHILL, INC.
as the Collateral Agent

and

WATERSHED ADMINISTRATIVE, LLC
as the Administrative Agent

Dated as of February 9, 2007

SECOND LIEN CREDIT AGREEMENT

     THIS SECOND LIEN CREDIT AGREEMENT (this “Agreement”), is entered into as of February 9, 2007 by and among the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), WELLS FARGO FOOTHILL, INC., a California corporation, as the collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Collateral Agent”), WATERSHED ADMINISTRATIVE, LLC, a Delaware limited liability company, as the administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Administrative Agent”), ASCENDIA BRANDS, INC., a Delaware corporation (“Parent”), and each of Parent’s Subsidiaries identified on the signature pages hereof (such Subsidiaries, together with Parent, are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as the “Borrowers”).

W I T N E S S E T H:

     WHEREAS, Ascendia Brands, Co., Inc., an indirect Subsidiary of Parent and a New Jersey corporation (“Ascendia Brands”), and Lander Intangibles Corporation, an indirect Subsidiary of Parent and a Delaware corporation (“Lander Intangibles”), have entered into that certain Asset Purchase Agreement, dated as of January 17, 2007 (the “Acquisition Agreement”), with Coty, Inc., a Delaware corporation, Coty BV, a Dutch besloten vernootscap, Coty Canada Inc., a Canadian corporation, Coty S.A.S., a French societe par actions simplifiee, and Coty US LLC, a Delaware limited liability company (collectively, “Seller”) pursuant to which Ascendia Brands and Lander Intangibles will acquire (the “Acquisition Transaction”) certain assets of Seller (the “Acquired Assets”), such Acquisition Transaction to be effective immediately upon receipt by Seller of the purchase price described in the Acquisition Agreement for the Acquired Assets;

     WHEREAS, in order to finance a portion of the Acquisition Transaction and the transactions contemplated hereby and thereby, the Borrowers have requested that the Lenders extend credit to the Borrowers pursuant to, and in accordance with, this Agreement;

     NOW, THEREFORE, the parties hereto agree as follows:

1.     DEFINITIONS AND CONSTRUCTION.

     1.1     Definitions. Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.

     1.2     Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrowers” or the term “Parent” is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise.

     1.3     Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, however, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

     1.4     Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein or in any other Loan Document to the satisfaction or repayment in full of the Obligations shall mean the repayment in full in cash of all Obligations other than unasserted contingent indemnification Obligations. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record and any Record so transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

     1.5     Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.     LOAN AND TERMS OF PAYMENT.

     2.1     [Intentionally Omitted].

     2.2     Term Loans. Subject to the terms and conditions of this Agreement, on the Closing Date each Lender with a Term Loan Commitment agrees (severally, not jointly or jointly and severally) to make term loans (collectively, the “Term Loans”) to Borrowers in an amount equal to such Lender’s Pro Rata Share of the Term Loan Amount. The outstanding unpaid principal balance and all accrued and unpaid interest on the Term Loan shall be due and payable on the earliest of (i) the Maturity Date, (ii) the date of the acceleration of the Term Loans in accordance with the terms hereof, and (iii) the date of termination of this Agreement pursuant to Section 8.1(c). All principal of, interest on, and other amounts payable in respect of the Term Loans shall constitute Obligations.

     2.3     Borrowing Procedures.

          (a)     Procedure for Borrowing. The Term Loans shall be made by an irrevocable written request by an Authorized Person delivered to Administrative Agent. Such notice must be received by Administrative Agent no later than 10:00 a.m. (California time) on the Business Day prior to the Closing Date specifying the requested Closing Date, which shall be a Business Day.

          (a)     [Intentionally Omitted].

          (b)     Making of Loans.

               (i)     Administrative Agent shall notify the Lenders, not later than 1:00 p.m. (California time) on the Business Day immediately preceding the Closing Date, by telecopy, telephone, or other similar form of transmission, of the borrowing of the Term Loans. Each Lender shall make the amount of such Lender’s Pro Rata Share of the Term Loan Amount available to Administrative Agent in immediately available funds, to Administrative Agent’s Account, not later than 10:00 a.m. (California time) on the Closing Date. After Administrative Agent’s receipt of each Lender’s Pro Rata Share of the Term Loan Amount, Administrative Agent shall make the proceeds thereof available to Administrative Borrower on the Closing Date by transferring immediately available funds equal to such proceeds received by Administrative Agent to Administrative Borrower’s Designated Account; provided, however, that, Administrative Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Term Loan if Administrative Agent shall have actual knowledge that one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the Closing Date unless such condition has been waived.

          (c)     [Intentionally Omitted].

          (d)     [Intentionally Omitted].

          (e)     Notation. Administrative Agent shall record on its books the principal amount of the Term Loans owing to each Lender, and the interests therein of each Lender, from time to time and such records shall, absent manifest error, conclusively be presumed to be correct and accurate.

          (f)     Lenders’ Failure to Perform. All Term Loans shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Term Loan (or other extension of credit) hereunder, nor shall any Term Loan Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

     2.4     Payments.

          (a)     Payments by Borrowers.

               (i)     Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Administrative Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 11:00 a.m. (California time) on the date specified herein. Any payment received by Administrative Agent later than 11:00 a.m. (California time), shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

               (ii)     Unless Administrative Agent receives notice from Administrative Borrower prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Administrative Agent may assume that Borrowers have made (or will make) such payment in full to Administrative Agent on such date in immediately available funds and Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers do not make such payment in full to Administrative Agent on the date when due, each Lender severally shall repay to Administrative Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Borrower Rate for each day from the date such amount is distributed to such Lender until the date repaid.

          (b)     Apportionment and Application.

               (i)     So long as no Event of Default has occurred and is continuing, all principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses (other than fees or expenses that are for Administrative Agent’s separate account) shall be apportioned ratably among the Lenders having a Pro Rata Share of the Term Loan Amount. All payments to be made hereunder by Borrowers shall be remitted to Administrative Agent and all (subject to Section 2.4(b)(iv) hereof) such payments, and all proceeds of Collateral received by any Agent, shall be applied, so long as no Event of Default has occurred and is continuing, to reduce the balance of the Term Loans outstanding and, thereafter, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

               (ii)     Except to the extent otherwise provided in the Intercreditor Agreement or the Third Lien Intercreditor Agreement, at any time that an Event of Default has occurred and is continuing, all payments remitted to Administrative Agent and all proceeds of Collateral received by any Agent shall be applied as follows:

                    (A)     first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to such Agent under the Loan Documents, until paid in full,

                    (B)     second, to pay any fees or premiums (other than the Applicable Prepayment Premium) then due to Administrative Agent, solely in its capacity as Administrative Agent and not as a Lender, under the Loan Documents until paid in full,

                    (C)     third, ratably to pay interest due in respect of all Term Loans until paid in full,

                    (D)     fourth, ratably to pay the principal of all Term Loans until paid in full,

                    (E)     fifth, ratably to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,

                    (F)     sixth, ratably, to pay the Applicable Prepayment Premium then due to Administrative Agent and/or the Lenders under the Loan Documents until paid in full,

                    (G)      seventh, subject to the Third Lien Intercreditor Agreement, to the Third Lien Agent, to be applied in accordance with the Third Lien Loan Documents, and

                    (H)     eighth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

               (iii)     Administrative Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive.

               (iv)     In each instance, so long as no Event of Default has occurred and is continuing, Section 2.4(b)(i) shall not apply to any payment made by Borrowers to Administrative Agent and specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.

               (v)     For purposes of Section 2.4(b)(ii), “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

               (vi)     In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.4 shall control and govern.

          (c)     Mandatory Prepayments. As soon as practicable, with the proceeds of any mandatory prepayment required to pay the First Lien Obligations that is waived in or whole or in part by the First Lien Lenders and not applied to repay First Lien Obligations in accordance with Section 2.4(d)(iii) of the First Lien Credit Agreement, the Borrowers shall pay, to the extent such amount is not required to be paid to the First Lien Lenders:

               (i)     Any proceeds of the “Limiter Excess” (as such term is defined in the First Lien Credit Agreement) that is not applied to prepay the First Lien Obligations.

               (ii)     After the receipt by any Credit Party or any of its Subsidiaries of the proceeds of any voluntary or involuntary sale or disposition by any Credit Party or any of its Subsidiaries of property or assets (including casualty losses or condemnations and any proceeds received in connection with any of the policies referred to in Section 5.8(a) (other than key man life insurance) but excluding (x) sales or dispositions which qualify as Permitted Dispositions under clauses (a), (b), (c), or (d) of the definition of Permitted Dispositions and (y) so long as no Default or Event of Default has occurred and is continuing, sales or dispositions which qualify as Permitted Dispositions under clause (e) of the definition of Permitted Dispositions, but solely to the extent that the Net Cash Proceeds from all Permitted Dispositions under such clause (e) do not exceed $3,000,000 in the aggregate during the term of this Agreement), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(d)(i) in an amount equal to 100% of the Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such sales or dispositions; provided that, so long as (A) no Default or Event of Default shall have occurred and is continuing, (B) Administrative Borrower shall have given Administrative Agent prior written notice of Borrowers’ intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such sale, disposition, casualty loss, condemnation or business interruption or the cost of purchase or construction of other assets useful in the business of Borrowers or their Subsidiaries, (C) the monies are held in a cash collateral account in which Collateral Agent has a perfected first-priority security interest, and (D) Borrowers or their Subsidiaries, as applicable, complete such replacement, purchase, or construction within 180 days after the initial receipt of such monies, Borrowers and their Subsidiaries shall have the option to apply such monies to the costs of replacement of the property or assets that are the subject of such sale, disposition, casualty loss, condemnation or business interruption or the costs of purchase or construction of other assets useful in the business of Borrowers and their Subsidiaries unless and to the extent that such applicable period shall have expired without such replacement, purchase or construction being made or completed, in which case, any amounts remaining in the cash collateral account shall be paid to Administrative Agent and applied in accordance with Section 2.4(d)(i); provided, further, that the aggregate amount of Net Cash Proceeds constituting proceeds of insurance received in connection with any of the policies referred to in Section 5.8(a) (other than key man life insurance) or otherwise constituting proceeds from a casualty loss, condemnation or business interruption that may be reinvested pursuant to this Section 2.4(c)(ii) shall not exceed $6,000,000 during the term of this Agreement, without the Administrative Agent’s prior written consent. Nothing contained in this Section 2.4(c)(ii) shall permit any Credit Party or any of its Subsidiaries to sell or otherwise dispose of any property or assets other than in accordance with Section 6.4.

               (iii)     After the receipt by any Credit Party or any of its Subsidiaries of any Extraordinary Receipts, Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(d)(i) in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts.

               (iv)     After the issuance or incurrence by any Credit Party or any of its Subsidiaries of any Indebtedness (other than Indebtedness permitted under Section 6.1) or the issuance by a Credit Party or any of its Subsidiaries of any shares of such Credit Party’s Stock or its Subsidiaries’ Stock (other than (A) in the event that any Credit Party or any Subsidiary of a Credit Party forms a Subsidiary in accordance with the terms hereof, the issuance by such Subsidiary of Stock to a Credit Party or such Subsidiary, as applicable, (B) the issuance of Stock of Parent in order to finance the purchase consideration (or a portion thereof) payable in connection with a Permitted Acquisition or (C) the issuance of shares of Stock of a Credit Party or a Subsidiary of a Credit Party to Prentice or its Affiliates), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(d)(i) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such issuance or incurrence. The provisions of this Section 2.4(c)(iv) shall not be deemed to be implied consent to any such issuance or incurrence otherwise prohibited by the terms and conditions of this Agreement.

               (v)     After delivery to Administrative Agent and the Lenders of audited annual financial statements pursuant to Section 5.3, commencing with the delivery to Administrative Agent and the Lenders of the financial statements for Parent’s fiscal year ended February 28, 2008 or, if such financial statements are not delivered to Administrative Agent and the Lenders on the date such statements are required to be delivered pursuant to Section 5.3, 10 days after the date such statements are required to be delivered to Administrative Agent and the Lenders pursuant to Section 5.3, Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(d)(i) in an amount equal to 75% of the Excess Cash Flow of Borrowers and their Subsidiaries for such fiscal year; provided, however, that if on such date (i) the outstanding principal balance of the First Lien Term Loans on such date plus the Revolver Usage on such date is less than (ii) (A) 2.00 times (B) TTM PF EBITDA on such date, the Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(d)(iii) in amount equal to 50% of the Excess Cash Flow of Borrowers and their Subsidiaries for such fiscal year; and provided, further, that for Parent’s fiscal year ended February 28, 2010, Excess Cash Flow for purposes of this Section 2.4(c)(v) shall not include any Earn-Out Payment that is actually made in cash and permitted pursuant to Section 6.10(c).

          (d)     Application of Payments.

               (i)     Subject to clause (ii) below, each prepayment pursuant to Section 2.4(c) shall, (A) so long as no Event of Default shall have occurred and be continuing, be applied, to the outstanding principal amount of the Term Loans until paid in full, together with the Applicable Prepayment Premium applicable thereto, if any, and (B) if an Event of Default shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii).

               (ii)     Notwithstanding the foregoing provisions of Section 2.4(c)(i), (c)(ii), 2.4(c)(iii), 2.4(c)(iv) or 2.4(c)(v) above or anything to the contrary contained herein, no mandatory prepayment of Term Loans pursuant to such Sections shall occur unless and until the proceeds of such mandatory prepayments are (subject to Section 2.4(d)(iii) of the First Lien Credit Agreement) applied to prepay the First Lien Obligations as required under the First Lien Credit Agreement.

          (e)     Optional Prepayments.

               (i)     Partial Prepayment. Borrowers may prepay the Obligations in part, but not in full, upon three Business Days’ prior written notice delivered to the Administrative Agent, subject to Borrowers’ responsibility for any Funding Losses as provided in Section 2.13(b)(ii) in the case of any prepayments of LIBOR Rate Loans; provided, however, that any prepayments (A) shall be in a minimum amount of $250,000 or in an increment of $100,000 in excess thereof, (B) shall be accompanied by the payment of all accrued and unpaid interest on the principal amount of the Term Loans being prepaid to the date of prepayment and (C) shall be accompanied by the Applicable Prepayment Premium owed with respect thereto. All optional prepayments of the Term Loans shall be applied to pay, ratably, the outstanding principal balance of the Term Loans (in the inverse order of the maturity of the installments due thereunder), until the Term Loans are paid in full. Notwithstanding the foregoing to the contrary, Borrowers may not prepay the Term Loans until the “Discharge of First Lien Priority Obligations” (as such term is defined under the Intercreditor Agreement) shall have occurred or unless such prepayment is otherwise (x) consented to by the requisite lenders under the First Lien Agreement, (y) expressly permitted pursuant to the terms of the Intercreditor Agreement or (z) permitted pursuant to Section 2.4(d)(ii) hereof.

               (ii)     Prepayment in Full. Borrowers have the option to prepay the Obligations in full but only as provided in Section 3.5.

     2.5     [Intentionally Omitted].

     2.6     Interest Rates: Rates, Payments, and Calculations.

          (a)     Interest Rates. Except as provided in Section 2.6(c), all Obligations that have been charged to the Loan Account pursuant to the terms hereof shall bear interest thereof as follows:

               (i)     if the relevant Obligation is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the applicable LIBOR Rate Margin, and

               (ii)     otherwise, at a per annum rate equal to the Base Rate plus the applicable Base Rate Margin.

          (b)     [Intentionally Omitted.]

          (c)     Default Rate. Upon the occurrence and during the continuation of an Event of Default (and at the election of Administrative Agent or the Required Lenders), all Obligations that have been charged to the Loan Account pursuant to the terms hereof shall bear interest at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable hereunder.

          (d)     Payment. Except as provided to the contrary in Section 2.11 or Section 2.13(a), interest and all fees payable hereunder shall be due and payable, in arrears, on the last day of each calendar quarter at any time that Obligations are outstanding. Borrowers hereby authorize Administrative Agent, from time to time, without prior notice to Borrowers, to charge all interest and fees (when due and payable), all Lender Group Expenses (as and when incurred), all fees and costs provided for in Section 2.11 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document (including the amounts due and payable with respect to the Term Loans) to Borrowers’ Loan Account, which amounts thereafter shall constitute Term Loans hereunder and shall accrue interest at the rate then applicable to Term Loans that are Base Rate Loans; provided that the failure to make any such payment of such interest shall nonetheless constitute an Event of Default under Section 7.1. Any interest not paid when due shall be charged to the Loan Account and shall thereafter constitute Term Loans hereunder and shall accrue interest at the rate then applicable to Term Loans that are Base Rate Loans, provided that the failure to make any such payment of such interest shall nonetheless constitute an Event of Default under Section 7.1.

          (e)     Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360-day year for the actual number of days elapsed. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

          (f)     Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

     2.7     Cash Management.

          (a)     Borrowers shall and shall cause each of their Subsidiaries to (i) establish and maintain cash management services of a type and on terms reasonably satisfactory to Administrative Agent at one or more of the banks set forth on Schedule 2.7(a) (each a “Cash Management Bank”), and shall request in writing and otherwise take such reasonable steps to ensure that all of their and their Subsidiaries’ Account Debtors forward payment of the amounts owed by them directly to such Cash Management Bank, and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all of their Collections (including those sent directly by their Account Debtors to Borrowers or their Subsidiaries) into a bank account in First Lien Agent’s and Administrative Agent’s name (a “Cash Management Account”) at one of the Cash Management Banks.

          (b)     Each Cash Management Bank shall establish and maintain Cash Management Agreements with First Lien Agent and Administrative Agent and Borrowers. Each such Cash Management Agreement shall provide, among other things, that (i) the Cash Management Bank will comply with any instructions originated by First Lien Agent (or, after the date when the Discharge of Priority First Lien Indebtedness has occurred, Administrative Agent) directing the disposition of the funds in such Cash Management Account without further consent by Borrowers or their Subsidiaries, as applicable, (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Cash Management Account, other than for payment of its service fees and other charges directly related to the administration of such Cash Management Account and for returned checks or other items of payment, and (iii) upon the occurrence of a Triggering Event, the Cash Management Bank will forward, by daily sweep, all amounts in the applicable Cash Management Account to the First Lien Agent’s Account (or, after the date when the Discharge of Priority First Lien Indebtedness has occurred, Administrative Agent’s Account).

          (c)     So long as no Default or Event of Default has occurred and is continuing, Administrative Borrower may amend Schedule 2.7(a) to add or replace a Cash Management Bank or Cash Management Account; provided, however, that (i) such prospective Cash Management Bank shall be reasonably satisfactory to Administrative Agent (with such consent not to be unreasonably withheld), and (ii) prior to the time of the opening of such Cash Management Account, a Borrower (or its Subsidiary, as applicable) and such prospective Cash Management Bank shall have executed and delivered to First Lien Agent and Administrative Agent a Cash Management Agreement. Borrowers (or their Subsidiaries, as applicable) shall close any of their Cash Management Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within 30 days of notice from Administrative Agent that the creditworthiness of any Cash Management Bank is no longer acceptable in Administrative Agent’s reasonable judgment, or as promptly as practicable and in any event within 60 days of notice from Administrative Agent that the operating performance, funds transfer, or availability procedures or performance of the Cash Management Bank with respect to Cash Management Accounts or Administrative Agent’s liability under any Cash Management Agreement with such Cash Management Bank is no longer acceptable in Administrative Agent’s reasonable judgment.

          (d)     Each Cash Management Account shall be a cash collateral account subject to a Control Agreement.

     2.8     Crediting Payments. The receipt of any payment item by Administrative Agent (whether from transfers to Administrative Agent by the Cash Management Banks pursuant to the Cash Management Agreements or otherwise) shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Administrative Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Administrative Agent only if it is received into the Administrative Agent’s Account on a Business Day on or before 11:00 a.m. (California time). If any payment item is received into the Administrative Agent’s Account on a non-Business Day or after 11:00 a.m. (California time) on a Business Day, it shall be deemed to have been received by Administrative Agent as of the opening of business on the immediately following Business Day.

     2.9     Instructions. Administrative Agent is authorized to make the Term Loans under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d).

     2.10     Maintenance of Loan Account; Statements of Obligations. Administrative Agent shall maintain an account on its books in the name of Borrowers (the “Loan Account”) on which Borrowers will be charged with the Term Loans made by the Lenders to Borrowers or for Borrowers’ account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.8, the Loan Account will be credited with all payments received by Administrative Agent from Borrowers or for Borrowers’ account, including all amounts received in the Administrative Agent’s Account from any Cash Management Bank (if any). Administrative Agent shall render statements regarding the Loan Account to Administrative Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 30 days after receipt thereof by Administrative Borrower, Administrative Borrower shall deliver to Administrative Agent written objection thereto describing the error or errors contained in any such statements.

     2.11     Fees. Borrowers shall pay to Administrative Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

     2.12     [Intentionally Omitted.].

     2.13     LIBOR Option.

          (a)     Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option (the “LIBOR Option”) to have interest on all or a portion of the Term Loans be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan, or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto (provided, however, that, subject to the following clauses (ii) and (iii) in the case of any Interest Period greater than 3 months in duration, interest shall be payable at 3 month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period), (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Administrative Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, Borrowers no longer shall have the option to request that the Term Loans bear interest at a rate based upon the LIBOR Rate and Administrative Agent shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate then applicable to Base Rate Loans hereunder.

          (b)     LIBOR Election.

               (i)     Administrative Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Administrative Agent prior to 11:00 a.m. (California time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of Administrative Borrower’s election of the LIBOR Option for a permitted portion of the Term Loans and an Interest Period pursuant to this Section shall be made by delivery to Administrative Agent of a LIBOR Notice received by Administrative Agent before the LIBOR Deadline, or by telephonic notice received by Administrative Agent before the LIBOR Deadline (to be confirmed by delivery to Administrative Agent of a LIBOR Notice received by Administrative Agent prior to 5:00 p.m. (California time) on the same day). Promptly upon its receipt of each such LIBOR Notice, Administrative Agent shall provide a copy thereof to each of the affected Lenders.

               (ii)     Each LIBOR Notice shall be irrevocable and binding on Borrowers. In connection with each LIBOR Rate Loan, each Borrower shall indemnify, defend, and hold Administrative Agent and the Lenders harmless against any loss, cost, or expense incurred by Administrative Agent or any Lender as a result of (A) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, or expenses, “Funding Losses”). Funding Losses shall, with respect to Administrative Agent or any Lender, be deemed to equal the amount determined by Administrative Agent or such Lender to be the excess, if any, of (1) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert, or continue, for the period that would have been the Interest Period therefor), minus (2) the amount of interest that would accrue on such principal amount for such period at the interest rate which Administrative Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of Administrative Agent or a Lender delivered to Administrative Borrower setting forth any amount or amounts that Administrative Agent or such Lender is entitled to receive pursuant to this Section 2.13 shall be conclusive absent manifest error.

               (iii)     Borrowers shall have not more than 1 LIBOR Rate Loan in effect at any given time. Borrowers only may exercise the LIBOR Option for LIBOR Rate Loans of at least $500,000 and integral multiples of $250,000 in excess thereof.

          (c)     Conversion. Borrowers may convert LIBOR Rate Loans to Base Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto for any reason including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Administrative Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.13 (b)(ii) above.

          (d)     Special Provisions Applicable to LIBOR Rate.

               (i)     The LIBOR Rate may be adjusted by Administrative Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Administrative Borrower and Administrative Agent notice of such a determination and adjustment and Administrative Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Administrative Borrower may, by notice to such affected Lender (y) require such Lender to furnish to Administrative Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under Section 2.13(b)(ii)).

               (ii)     In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Administrative Agent and Administrative Borrower and Administrative Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

          (e)     No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Administrative Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate. The provisions of this Section shall apply as if each Lender or its Participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

     2.14     Capital Requirements. If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Term Loan Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Administrative Borrower and Administrative Agent thereof. Following receipt of such notice, Borrowers agree to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 90 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods.

     2.15     Joint and Several Liability of Borrowers.

          (a)     Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

          (b)     Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.15), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

          (c)     If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation.

          (d)     The Obligations of each Borrower under the provisions of this Section 2.15 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

          (e)     Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Term Loans made pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agents or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agents or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agents or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.15 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.15, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.15 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.15 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or any Agent or Lender.

          (f)     Each Borrower represents and warrants to Agents and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Agents and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

          (g)     Each Borrower waives all rights and defenses arising out of an election of remedies by any Agent or any Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed such Agent’s or such Lender’s rights of subrogation and reimbursement against such Borrower by the operation of Section 580(d) of the California Code of Civil Procedure or otherwise:

          (h)     Each Borrower waives all rights and defenses that such Borrower may have because the Obligations are secured by Real Property. This means, among other things:

               (i)     Agents and Lenders may collect from such Borrower without first foreclosing on any Real or Personal Property Collateral pledged by Borrowers.

               (ii)     If any Agent or any Lender forecloses on any Real Property Collateral pledged by Borrowers:

                    (A)     The amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price.

                    (B)     Agents and Lenders may collect from such Borrower even if Agents or Lenders, by foreclosing on the Real Property Collateral, has destroyed any right such Borrower may have to collect from the other Borrowers.

This is an unconditional and irrevocable waiver of any rights and defenses such Borrower may have because the Obligations are secured by Real Property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure.

          (i)     The provisions of this Section 2.15 are made for the benefit of Agents, Lenders and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Agents, Lenders, successor or assign first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.15 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.15 will forthwith be reinstated in effect, as though such payment had not been made.

          (j)     Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agents or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

          (k)     Each Borrower hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, the payment of any amounts due with respect to the indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations. Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Agents, and such Borrower shall deliver any such amounts to Administrative Agent for application to the Obligations in accordance with Section 2.4(b).

          (l)     Each Borrower hereby agrees and acknowledges that, based on the business operations of the Borrowers, there is a substantial and material value to all of the Borrowers from the extensions of credit made hereunder, regardless of which Borrower receives any specific credit extension.

     2.16     Registration of Notes. Administrative Agent (or in the case of an assignment not recorded in the Register in accordance with Section 13.1(h), the assigning Lender), on behalf of Borrowers, agrees to record each Term Loan on the Register (or in the case of an assignment not recorded in the Register in accordance with Section 13.1(h), a register comparable to the Register) referred to in Section 13.1(h). Each Term Loan recorded on the Register (or comparable register) may not be evidenced by promissory notes other than Registered Notes (as defined below). Upon the registration of each Term Loan, each Borrower agrees, at the request of any Lender, to execute and deliver to such Lender a promissory note, in conformity with the terms of this Agreement, in registered form to evidence such Registered Loan, in form and substance reasonably satisfactory to such Lender, and registered as provided in Section 13.1(h) (a “Registered Note”), payable to the order of such Lender and otherwise duly completed. Once recorded on the Register (or comparable register), each Term Loan may not be removed from the Register (or comparable register) so long as it or they remain outstanding, and a Registered Note may not be exchanged for a promissory note that is not a Registered Note.

3.     CONDITIONS; TERM OF AGREEMENT.

     3.1     Conditions Precedent to the Initial Extension of Credit. The obligation of each Lender to make its initial extension of credit provided for hereunder, is subject to the fulfillment, to the satisfaction of Administrative Agent and each Lender of each of the conditions precedent set forth on Schedule 3.1 (the making of such initial extension of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent).

     3.2     Conditions Precedent to all Extensions of Credit. In addition to the requirements set forth in Section 3.1, the obligation of each Lender to make its initial extension of credit provided for hereunder is subject to the following conditions precedent:

          (a)     the representations and warranties of Borrower or its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

          (b)     no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

          (c)     no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against any Borrower, any Agent, or any Lender; and

          (d)     no Material Adverse Change shall have occurred since August 26, 2006.

     3.3     Term. This Agreement shall continue in full force and effect for a term ending on March 9, 2012 (the “Maturity Date”). The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

     3.4     Effect of Termination. On the date of termination of this Agreement, all Obligations immediately shall become due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge Borrowers or their Subsidiaries of their duties, Obligations, or covenants hereunder or under any other Loan Document and the Collateral Agent’s Liens in the Collateral shall remain in effect until all Obligations have been paid in full and the Lender Group’s obligations to provide additional credit hereunder have been terminated. When this Agreement has been terminated and all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Collateral Agent will, at Borrowers’ sole expense, execute and deliver any termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Collateral Agent’s Liens and all notices of security interests and liens previously filed by Collateral Agent with respect to the Obligations.

     3.5     Early Termination by Borrowers. Borrowers have the option, at any time upon 10 days prior written notice to Administrative Agent, to terminate this Agreement by paying to Administrative Agent, in cash, the Obligations, in full, together with the Applicable Prepayment Premium with respect thereto. If Borrowers have sent a notice of termination pursuant to the provisions of this Section, then the Borrowers shall be obligated to repay the Obligations, together with the Applicable Prepayment Premium with respect thereto, in full, on the date set forth as the date of termination of this Agreement in such notice. Notwithstanding the foregoing to the contrary, Borrowers may not prepay the Term Loans until the Discharge of First Lien Priority Obligations (as such term is defined under the Intercreditor Agreement) shall have occurred or unless such prepayment is otherwise (x) consented to by the requisite lenders under the First Lien Agreement, (y) expressly permitted pursuant to the terms of the Intercreditor Agreement or (z) permitted pursuant to Section 2.4(d)(ii) hereof.

4.     REPRESENTATIONS AND WARRANTIES.

     In order to induce the Lender Group to enter into this Agreement, each Credit Party makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects, as of the date hereof, and shall be true, correct, and complete, in all material respects, as of the Closing Date, as though made on and as of the Closing Date (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement; provided, however, that the representations and warranties set forth in this Article IV shall not apply to Lander Canada so long as Lander Canada’s total assets are less than $8,000,000 at any time:

     4.1     No Encumbrances. With the exception of the personal property referred to in Section 4.16 to which the separate representations and warranties of that section apply, each Credit Party and its Subsidiaries has good and marketable title to, or a valid leasehold interest in, their personal property assets and good and marketable title to, or a valid leasehold interest in, their Real Property, in each case, free and clear of Liens except for Permitted Liens.

     4.2     Eligible Accounts. As to each Account that is identified by a Borrower as an Eligible Account in a borrowing base report submitted to Administrative Agent, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of Borrowers’ business, (b) owed to Borrowers without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation, and (c) not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Accounts.

     4.3     Eligible Inventory. As to each item of Inventory that is identified by Administrative Borrower as Eligible Inventory in a borrowing base report submitted to Administrative Agent, such Inventory is (a) of good and merchantable quality, free from known defects, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Inventory.

     4.4     Equipment. Each material item of Equipment of each Credit Party and their respective Subsidiaries is used or held for use in their business and is in good working order, ordinary wear and tear and damage by casualty excepted.

     4.5     Location of Inventory and Equipment. Except as provided on Schedule 4.5, the Inventory and Equipment (other than vehicles or Equipment out for repair) of Borrowers and their Subsidiaries are not stored with a bailee, warehouseman, or similar party and are located only at, or in-transit between, the locations identified on Schedule 4.5 (as such Schedule may be updated pursuant to Section 5.9).

     4.6     Inventory Records. Each Borrower that holds inventory keeps records that are correct and accurate in all material respects itemizing and describing the type, quality, and quantity of its and its Subsidiaries’ Inventory and the book value thereof, except during the term of the Transition Services Agreement, with respect to Inventory acquired in the Acquisition Transaction.

     4.7     Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.

          (a)     The name of (within the meaning of Section 9-503 of the Code) and jurisdiction of organization of each Credit Party and each of its Subsidiaries is set forth on Schedule 4.7(a) (as such Schedule may be updated from time to time to reflect changes permitted to be made under Section 6.5).

          (b)     The chief executive office of each Credit Party and each of its Subsidiaries is located at the address indicated on Schedule 4.7(b) (as such Schedule may be updated from time to time to reflect changes permitted to be made under Section 5.9).

          (c)     Each Credit Party’s and each of its Subsidiaries’ tax identification numbers (or, in the case of Lander Canada, the business number assigned by the Canada Revenue Agency) and organizational identification numbers, if any, are identified on Schedule 4.7(c) (as such Schedule may be updated from time to time to reflect changes permitted to be made under Section 6.5).

          (d)     As of the Closing Date, the Credit Parties and their Subsidiaries do not hold any commercial tort claims, except as set forth on Schedule 4.7(d).

     4.8     Due Organization and Qualification; Subsidiaries.

          (a)     Each Credit Party is duly organized and existing and in good standing, if applicable, under the laws of the jurisdiction of its organization and qualified to do business in any state, province or territory where the failure to be so qualified reasonably could be expected to result in a Material Adverse Change.

          (b)     Set forth on Schedule 4.8(b) (as such Schedule may be updated from time to time to reflect changes permitted to be made under Section 5.16), is a complete and accurate description of the authorized capital Stock of each Credit Party, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 4.8(b), there are no subscriptions, options, warrants, or calls relating to any shares of each Credit Party’s capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. No Credit Party is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

          (c)     Set forth on Schedule 4.8(c) (as such Schedule may be updated from time to time to reflect changes permitted to be made under Section 5.16), is a complete and accurate list of each Credit Party’s direct and indirect Subsidiaries, showing: (i) the jurisdiction of their organization, (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries, and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by the applicable Credit Party. All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

          (d)     Except as set forth on Schedule 4.8(c), there are no subscriptions, options, warrants, or calls relating to any shares of any Credit Party’s Subsidiaries’ capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. No Credit Party or any of its respective Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of any Credit Party’s Subsidiaries’ capital Stock or any security convertible into or exchangeable for any such capital Stock.

     4.9     Due Authorization; No Conflict.

          (a)     As to each Borrower, the execution, delivery, and performance by such Borrower of this Agreement and the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Borrower.

          (b)     As to each Borrower, the execution, delivery, and performance by such Borrower of this Agreement and the other Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, provincial or local law or regulation applicable to any Borrower, the Governing Documents of any Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on any Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Borrower, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower, other than Permitted Liens, or (iv) require any approval of any Borrower’s interest holders or any approval or consent of any Person under any Material Contract of any Borrower, other than consents or approvals that have been obtained and that are still in force and effect.

          (c)     Other than the filing of financing statements, the recordation of the Mortgages, recordation of notice filings related to security interests in Intellectual Property with the U.S. Copyright Office and U.S. Patent and Trademark Office (and equivalent offices in foreign jurisdictions), and other filings or actions necessary to perfect Liens granted to Collateral Agent in the Collateral, and other than the filing of a Current Report on Form 8-K pursuant to the Exchange Act, the execution, delivery, and performance by each Borrower of this Agreement and the other Loan Documents to which such Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than consents or approvals that have been obtained and that are still in force and effect.

          (d)     As to each Borrower, this Agreement and the other Loan Documents to which such Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Borrower will be the legally valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

          (e)     The Collateral Agent’s Liens are validly created, perfected (other than (i) in respect of motor vehicles and (ii) any Deposit Accounts and Securities Accounts not subject to a Control Agreement as permitted by Section 6.12, and subject only to the filing of financing statements and the recordation of the Mortgages), and second priority Liens, subject only to Permitted Liens.

          (f)     The execution, delivery, and performance by each Guarantor of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Guarantor.

          (g)     The execution, delivery, and performance by each Guarantor of the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, provincial or local law or regulation applicable to such Guarantor, the Governing Documents of such Guarantor, or any order, judgment, or decree of any court or other Governmental Authority binding on such Guarantor, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of such Guarantor, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of such Guarantor, other than Permitted Liens, or (iv) require any approval of such Guarantor’s interest holders or any approval or consent of any Person under any Material Contract of such Guarantor, other than consents or approvals that have been obtained and that are still in force and effect.

          (h)     Other than the filing of financing statements and the recordation of the Mortgages, recordation of notice filings related to security interests in Intellectual Property with the U.S. Copyright Office and U.S. Patent and Trademark Office (and equivalent offices in foreign jurisdictions), and other filings or actions necessary to perfect Liens granted to Collateral Agent in the Collateral, and other than the filing of a Current Report on Form 8-K pursuant to the Exchange Act, the execution, delivery, and performance by each Guarantor of the Loan Documents to which such Guarantor is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than consents or approvals that have been obtained and that are still in force and effect.

          (i)     The Loan Documents to which each Guarantor is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Guarantor will be the legally valid and binding obligations of such Guarantor, enforceable against such Guarantor in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

     4.10     Litigation. Other than those matters disclosed on Schedule 4.10, and other than matters arising after the Closing Date that reasonably could not be expected to result in a Material Adverse Change, there are no actions, suits, or proceedings pending or, to the best knowledge of each Credit Party, threatened against any Credit Party or any of its Subsidiaries with an amount in controversy of at least $300,000.

     4.11     No Material Adverse Change. All financial statements relating to the Credit Parties and their respective Subsidiaries that have been delivered by the Credit Parties to the Lender Group have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Credit Parties’ and their respective Subsidiaries’ financial condition as of the date thereof and results of operations for the period then ended. There has not been a Material Adverse Change with respect to the Credit Parties and their respective Subsidiaries since August 26, 2006.

     4.12     Fraudulent Transfer.

          (a)     The Credit Parties and each Subsidiary of a Credit Party, taken as a whole, are Solvent.

          (b)     No transfer of property is being made by any Credit Party or any Subsidiary of a Credit Party and no obligation is being incurred by any Credit Party or any Subsidiary of a Credit Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Credit Party or their its Subsidiaries.

     4.13     Employee Benefits.

          (a)     Set forth on Schedule 4.13(a) is a complete and accurate list of all Plans currently maintained or contributed to by any Credit Party, any of their respective Subsidiaries or any of their respective ERISA Affiliates as of the Closing Date.

          (b)     The Credit Parties, their respective Subsidiaries, and their respective ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Plan, and have performed all their obligations in all material respects under each Plan.

          (c)     Except as set forth on Schedule 4.13(c), to the best knowledge of each Credit Party, no ERISA Event has occurred or is reasonably expected to occur.

          (d)     Except to the extent required under Section 4980B of the IRC, or as described on Schedule 4.13(d) hereto, no Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Credit Party, any of their respective Subsidiaries or any of their respective ERISA Affiliates.

          (e)     As of the most recent valuation date for any Pension Plan, the amount of outstanding benefit liabilities (as defined in Section 4001(a)(19) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed $500,000.

          (f)     The execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which taxes could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the IRC. For purposes of this Section 4.13(f), the Credit Parties may assume that none of the Term Loans will constitute “plan assets” within the meaning of Department of Labor Regulation § 2510.3-101.

          (g)     All material liabilities under each Plan are (i) funded to at least the minimum level required by law or, if higher, to the level required by the terms governing the Plans, (ii) insured with a reputable insurance company, (iii) provided for or recognized in the financial statements most recently delivered to Administrative Agent pursuant to Section 5.3 hereof to the extent required by GAAP or (iv) estimated in the formal notes to the financial statements most recently delivered to Administrative Agent pursuant to Section 5.3 hereof to the extent required by GAAP.

          (h)     To the best knowledge of each Credit Party, there are no circumstances which may give rise to a liability in relation to any Plan which is not funded, insured, provided for, recognized or estimated in the manner described in subsection (g) above, which liability could reasonably be expected to result in a Material Adverse Change.

          (i)     The Credit Parties and their respective Subsidiaries are not and will not be a “plan” within the meaning of Section 4975(e) of the IRC; (ii) the assets of the Credit Parties and their respective Subsidiaries do not and will not constitute “plan assets” within the meaning of the United States Department of Labor Regulations set forth in 29 C.F.R. §2510.3-101; (iii) the Credit Parties and their Subsidiaries are not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA; and (iv) transactions by or with the Credit Parties and their respective Subsidiaries are not and will not be subject to state statutes applicable to the Credit Parties and their respective Subsidiaries regulating investments of fiduciaries with respect to governmental plans.

     4.14     [Intentionally Omitted].

     4.15     Environmental Condition. Except as set forth on Schedule 4.15, (a) to each Credit Party’s knowledge, no Credit Party’s or its Subsidiaries’ properties or assets has ever been used by such Person, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such use, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to each Credit Party’s knowledge, no Credit Party’s or its Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) none of the Credit Parties or their respective Subsidiaries have received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by Borrowers or their Subsidiaries, and (d) none of the Credit Parties nor any of their respective Subsidiaries have received a summons, citation, notice, or directive from the United States

Environmental Protection Agency or any other federal, state or provincial governmental agency concerning any action or omission by any Credit Party or any Subsidiary of a Credit Party resulting in the releasing or disposing of Hazardous Materials into the environment.

     4.16     Intellectual Property. Except as disclosed on Schedule 4.16, with respect to any Intellectual Property:

          (a)     Schedule 4.16 contains a complete and accurate listing as of the Closing Date of all Intellectual Property, including, but not limited to the following: (i) state, U.S. and foreign trademark registrations, applications for trademark registration and common law trademarks, (ii) U.S. and foreign patents and patents applications, together with all reissuances, continuations, continuations in part, revisions, extensions, and reexaminations thereof, (iii) U.S. and foreign copyright registrations and applications for registration, (iv) trade secrets, (v) foreign industrial design registrations and industrial design applications, (vi) domain names, (vii) proprietary computer software, (viii) all forms of Intellectual Property described in clauses (i)-(iii) above that are owned by a third party and licensed to the Credit Parties or a Subsidiary of a Credit Party or otherwise used by the Credit Parties or a Subsidiary of a Credit Party under contract, and (ix) the names of any Person who has been granted rights in respect thereof outside of the ordinary course of business. All of the U.S. registrations, applications for registration or applications for issuance of the Intellectual Property, with the exception of registrations and applications listed as “inactive” on Schedule 4.16, are valid and subsisting, in good standing and are recorded or is in the process of being recorded in the name of the applicable Credit Party or a Subsidiary of a Credit Party;

          (b)     such U.S. Intellectual Property, with the exception of the registrations and applications listed as “inactive” on Schedule 4.16, is valid, subsisting, unexpired (where registered) and enforceable and has not been abandoned or adjudged invalid or unenforceable, in whole or in part except as could not be reasonably expected to result in a Material Adverse Change;

          (c)     except as set forth on Schedule 4.16, with the exception of in-bound licenses, no Person other than the respective Credit Party or a Subsidiary of a Credit Party has any right or interest of any kind or nature in or to the Intellectual Property, including any right to sell, license, lease, transfer, distribute, use or otherwise exploit the Intellectual Property or any portion thereof outside of the ordinary course of the respective Credit Party and its Subsidiaries’ business. With the exception of the registrations and applications listed as “inactive” on Schedule 4.16, the Credit Parties and their respective Subsidiaries have good, marketable and exclusive title to, and the valid and enforceable power and right to sell, license, transfer, distribute, use and otherwise exploit, the U.S. Intellectual Property, subject, in the case of the rights derived by the Credit Parties pursuant to the Calgon License Documents, to the conditions set forth therein;

          (d)     the Credit Parties and their respective Subsidiaries have taken or caused to be taken steps so that none of the Intellectual Property, the value of which to the Credit Parties and their respective Subsidiaries are contingent upon maintenance of the confidentiality thereof, have been disclosed by the Credit Parties or any of their respective Subsidiaries to any Person other than employees, contractors, customers, representatives and agents of the Credit Parties or a Subsidiary of a Credit Party who are parties to customary confidentiality and nondisclosure agreements with the Credit Parties or a Subsidiary of a Credit Party;

          (e)     to each Credit Party’s knowledge, no Person has violated, infringed upon or breached, or is currently violating, infringing upon or breaching, any of the rights of the Credit Parties or a Subsidiary of a Credit Party to the Intellectual Property or has breached or is breaching any duty or obligation owed to the Credit Parties or a Subsidiary of a Credit Party in respect of the Intellectual Property except where those breaches, individually or in the aggregate, could not be reasonably expected to result in a Material Adverse Change;

          (f)     no settlement or consents, covenants not to sue, nonassertion assurances, or releases have been entered into by any Credit Party or any Subsidiary of a Credit Party or to which any Credit Party or any Subsidiary of a Credit Party is bound that adversely affects its rights to own or use any Intellectual Property except as could not be reasonably expected to result in a Material Adverse Change, in each case individually or in the aggregate;

          (g)     other than as set forth in Schedule 4.10, no Credit Party nor any Subsidiary of a Credit Party has received any written notice that remains outstanding challenging the validity, enforceability, or ownership of any Intellectual Property except where those challenges could not reasonably be expected to result in a Material Adverse Change, and to such Credit Party’s knowledge at the date hereof there are no facts upon which such a challenge could be made;

          (h)     each Credit Party owns directly or is entitled to use, by license or otherwise, all Intellectual Property necessary for the conduct of such Credit Party’s business;

          (i)     each Credit Party and each Subsidiary of a Credit Party uses adequate standards of quality in the manufacture, distribution and sale of all products sold and in the provision of all services rendered under or in connection with all trademarks and has taken all commercially reasonable action necessary to insure that all licensees of the trademarks owned or licensed by such Credit Party use such adequate standards of quality, except where the failure to use adequate standards of quality could not reasonably be expected to result in a Material Adverse Change; and

          (j)     the consummation of the transactions contemplated by this Agreement will not result in the termination or material impairment of any of the Intellectual Property.

     4.17     Leases. Each Credit Party and its Subsidiaries enjoys peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating and all of such material leases are valid and subsisting and no material default by such Credit Party or its Subsidiaries exists under any of them.

     4.18     Deposit Accounts and Securities Accounts. Set forth on Schedule 4.18 is a listing of all of each Credit Party’s and its Subsidiaries’ Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.

     4.19     Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of Credit Parties or their respective Subsidiaries in writing to any Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents, the Acquisition Documents, or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of the Credit Parties or their respective Subsidiaries in writing to any Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. On the Closing Date, the Closing Date Projections represent, and as of the date on which any other Projections are delivered to Administrative Agent, such additional Projections represent the Credit Parties’ good faith estimate of their and their respective Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by the Credit Parties to be reasonable at the time of the delivery thereof to Administrative Agent (it being understood that such projections and forecasts are subject to uncertainties and contingencies, many of which are beyond the control of the Credit Parties and their respective Subsidiaries and no assurances can be given that such projections or forecasts will be realized).

     4.20     Indebtedness. Set forth on Schedule 4.20 is a true and complete list of all Indebtedness of each Credit Party and each Subsidiary of a Credit Party outstanding immediately prior to the Closing Date that is to remain outstanding after the Closing Date and such Schedule accurately sets forth the aggregate principal amount, maturity date and interest rate of such Indebtedness.

     4.21     Material Contracts. Set forth on Schedule 4.21 is a description of all Material Contracts of Parent and its Subsidiaries, showing the parties and principal subject matter thereof and amendments and modifications thereto in effect on the Closing Date; provided, however, that Borrower may amend Schedule 4.21 to add additional Material Contracts so long as such amendment occurs by written notice to Administrative Agent by no later than the date on which the next monthly Compliance Certificate is required to be delivered to Administrative Agent. Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, each Material Contract (other than those that have expired at the end of their normal terms or have otherwise been terminated by the parties thereto prior to the Closing Date) (a) is in full force and effect and is binding upon and enforceable against Parent or its Subsidiary and, to the best of Parent’s and each Credit Party’s knowledge, each other Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified (other than amendments or modifications permitted by Section 6.7(d)), except that there have been no amendments or modifications to the Acquisition Documents without the requisite consent provided for hereunder, and (c) is not in default due to the action or inaction of Parent or any of its Subsidiaries.

     4.22     Acquisition Documents.

          (a)     (i) No party to any Acquisition Document is in default on any of its material obligations under such Acquisition Document, (ii) all representations and warranties made by any Credit Party in the Acquisition Documents and in the certificates delivered in connection therewith are true and correct in all material respects as of the date hereof and, to the best knowledge of each Credit Party, all material representations and warranties made in the Acquisition Documents by or on behalf of the Seller or any other party thereto other than a Credit Party, are true and correct in all material respects as of the date hereof, (iii) all written information with respect to the Acquisition Transaction furnished to the Administrative Agent by any Credit Party or on behalf of any Credit Party, was, at the time the same was so furnished, complete and correct in all material respects, or has been subsequently supplemented by other written information, to the extent necessary to give the Lender Group true and accurate knowledge of the subject matter thereof, (iv) no representation, warranty or statement made by any Credit Party or, to the best knowledge of each Credit Party, the Seller or any other party thereto other than a Credit Party, at the time made in any Acquisition Document, or any agreement, certificate, statement or document required to be delivered pursuant to any Acquisition Document contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained in such Acquisition Documents not misleading in light of the circumstances in which they were made, and (v) in connection with the Acquisition Transaction, Ascendia Brands and Lander Intangibles are acquiring the Acquired Assets, and, on the date hereof, after giving effect to the transactions contemplated by the Acquisition Documents, will have good title to the Acquired Assets, free and clear of all Liens other than Permitted Liens.

          (b)     (i) The Credit Parties have delivered to the Administrative Agent complete and correct copies of all of the Acquisition Documents, including all schedules and exhibits thereto, (ii) each Acquisition Document sets forth the entire agreement and understanding of the parties thereto relating to the subject matter thereof, and there are no other agreements, arrangements or understandings, written or oral, relating to the matters covered thereby, (iii) no Acquisition Document has been amended or otherwise modified without the prior written consent of the Administrative Agent, (iv) the execution, delivery and performance of each of the Acquisition Documents have been duly authorized by all necessary action on the part of each Credit Party who is a party thereto and, to the best knowledge of each Credit Party, each other Person party thereto, (v) the Acquisition Transaction has been effected in accordance with the terms of the Acquisition Documents and all applicable law, (vi) at the time of consummation of the Acquisition Transaction, there does not exist any judgment, order or injunction prohibiting or imposing any material adverse condition upon the consummation of the Acquisition Transaction, (vii) at the time of consummation thereof, all consents and approvals of, and filings and registrations with, and all other actions in respect of, all Government Authorities and any other Persons required in order to consummate the Acquisition Transaction shall have been obtained, given, filed or taken and shall be in full force and effect, (viii) all actions taken by the Credit Parties pursuant to or in furtherance of the Acquisition Transaction have been taken in compliance in all material respects with the Acquisition Documents and the applicable law, (ix) the Credit Parties did not incur or assume any liabilities or obligations pursuant to or in connection with the Acquisition Transaction other than those liabilities and obligations set forth in the Acquisition Agreement, and (x) each Acquisition Document is the legal, valid and binding obligation of each Credit Party who is a party thereto and, to the best knowledge of each Credit Party, the other parties thereto, enforceable against such Persons in accordance with its terms.

     4.23     First Lien Loan Documents. The Credit Parties have delivered to Administrative Agent true and correct copies of the First Lien Loan Documents. All of the representations and warranties of the Credit Parties contained in the First Lien Loan Documents are true and correct in all material respects (except where any such representation or warranty is already subject to a materiality standard, in which case such representation or warranty is true and correct in all respects) as of the Closing Date or, to the extent that any such representation or warranty relates solely to an earlier date, as of such earlier date.

     4.24     Third Lien Loan Documents. The Credit Parties have delivered to Administrative Agent true and correct copies of the Third Lien Loan Documents. All of the representations and warranties of the Credit Parties contained in the Third Lien Loan Documents are true and correct in all material respects (except where any such representation or warranty is already subject to a materiality standard, in which case such representation or warranty is true and correct in all respects) as of the Closing Date or, to the extent that any such representation or warranty relates solely to an earlier date, as of such earlier date.

     4.25     [Intentionally Omitted].

     4.26     Product Liability Claims. Except for product liability claims set forth on Schedule 4.26, there have been no payments for claims exceeding $5,000 per claim or any aggregate claims per the Credit Parties’ brands exceeding $100,000 per year since August 26, 2006, and there are no product liability claims (whether or not covered by insurance) pending, or to any Credit Party’s knowledge threatened, relating to any of the Credit Parties’ brands in excess of such amounts. There have been no product recalls arising out of the sales of the Credit Parties’ brands in the past three (3) years and, to the knowledge of the Credit Parties, no product recall is threatened or likely to occur.

     4.27     Suppliers and Customers. Schedule 4.27 lists the 10 largest (in terms of dollar amount) suppliers and the 10 largest (in terms of dollar amount) customers of Ascendia Brands Co., Inc.’s brands for the year ended on December 31, 2006.

     4.28     Customer Accommodations. Other than programs conducted in the ordinary course of business, there are no material special programs with customers for the Credit Parties’ brands (including off invoice allowances, co-op advertising allowances, advertising commitments, coupons and account specific programs) except as listed on Schedule 4.28. All expenses for all material customer accommodations (including all items enumerated on Schedule 4.28) have been accounted for in the Credit Parties’ financial statements in a manner consistent with the Credit Parties’ internal accounting practices.

     4.29     Labor Matters. No Credit Party is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Change. There is (i) no unfair labor practice complaint pending against any Credit Party, or to the knowledge of the Credit Parties, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against any Credit Party or to the knowledge of the Credit Parties, threatened against any of them, (ii) no strike or work stoppage in existence or threatened involving any Credit Party, and (iii) to the knowledge of the Credit Parties , no union representation question existing with respect to the employees of the Credit Parties and, to the best knowledge of the Credit Parties, no union organization activity that is taking place, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as is not reasonably likely to result in a Material Adverse Change.

     4.30     Non-Assignable Assets.. The Credit Parties and their respective Subsidiaries have no knowledge that any of the Intellectual Property to be acquired in the Acquisition Transaction is or will be deemed a “Non-Assignable Asset” as such term is defined in the Acquisition Agreement.

     4.31     Licensed Products and Licensed Patents. Schedule 4.31 sets forth all of (i) “Licensed Products” in the “Territory” and (ii) the “Licensed Patents”, in each case, as such terms are defined in the Patent License Agreement between Coty Inc. and Lander Intangibles Corporation.

     4.32     Maintenance of Corporate Formalities. Since the acquisition (directly or indirectly) of such Credit Party by Parent, Parent has caused each Credit Party to: (i) maintain entity records and books of account separate from those of any other Credit Party; and (ii) not commingle its funds or assets with those of any other Credit Party; and to the Parent’s knowledge, all appropriate meetings to authorize and approve each Credit Party’s actions to the extent such meetings were required, were separate from those of other Credit Parties.

     4.33     Permits. Except as set forth on Schedule 4.33, each Credit Party has all rights and franchises, licenses and permits (including any required pursuant to any Environmental Law) material to the conduct its business.

     4.34     Certain Contracts. Except as set forth on Schedule 4.34, none of the Credit Parties is a party to or bound by (i) any non-competition agreement or any other agreement or obligation which purports to limit the manner in which, or localities in which, the current business of the Credit Parties is conducted or (ii) any executory agreement or obligation which pertains to the acquisition or disposition of any business or asset, or which provides any third party any Lien, claim or preferential right with regard thereto, except, in the case of this clause (ii), for Permitted Liens and for such agreements or obligations that would not reasonably be expected to result in a Material Adverse Change.

5.     AFFIRMATIVE COVENANTS.

     Each Credit Party covenants and agrees that, until payment in full of the Obligations, such Credit Party shall and shall cause each of their respective Subsidiaries to do all of the following:

     5.1     Accounting System. Maintain a system of accounting that enables Credit Parties to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by Administrative Agent. Borrowers also shall keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to their and their Subsidiaries’ sales.

     5.2     Collateral Reporting. Provide Administrative Agent (and if so requested by Administrative Agent, with copies for each Lender) with each of the reports set forth on Schedule 5.2 at the times specified therein. In addition, each Borrower agrees to cooperate fully with Administrative Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth above.

     5.3     Financial Statements, Reports, Certificates. Deliver to Administrative Agent, with copies to each Lender, each of the financial statements, reports, or other items set forth on Schedule 5.3 at the times specified therein. In addition, each Credit Party agrees that none of its Subsidiaries will have a fiscal year different from that of such Credit Party.

     5.4     Guarantor Reports. Cause each Guarantor to deliver its annual financial statements at the time when Parent provides its audited financial statements to Administrative Agent, but only to the extent such Guarantor’s financial statements are not consolidated with Parent’s financial statements.

     5.5     Inspection. Permit Administrative Agent, each Lender, and each of their duly authorized representatives or Administrative Agents to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees at such reasonable times and intervals as Administrative Agent or any such Lender may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to Administrative Borrower. Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, the Administrative Agent shall not perform more than two (2) collateral audits during any calendar year and so long as the sum of Availability and Qualified Cash is at least $12,000,000 on average of the last ninety (90) days preceding a request for an inventory appraisal, no more than one inventory appraisal shall be performed during any calendar year.

     5.6     Maintenance of Properties. Maintain and preserve all of their properties which are necessary or useful in the proper conduct of their business in good working order and condition, ordinary wear, tear, and casualty excepted (and except where the failure to do so could not be expected to result in a Material Adverse Change), and comply at all times with the provisions of all material leases to which it is a party as lessee, so as to prevent any loss or forfeiture thereof or thereunder.

     5.7     Taxes. Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against such Credit Party, its Subsidiaries, or any of their respective assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Each Credit Party will and will cause its Subsidiaries to make timely payment or deposit of all tax payments and withholding taxes required of them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, provincial and federal income taxes, and will, upon request, furnish Administrative Agent with proof satisfactory to Administrative Agent indicating that the applicable Credit Party or Subsidiary of a Credit Party has made such payments or deposits.

     5.8     Insurance.

          (a)     At the Credit Parties’ expense, maintain insurance respecting their and their Subsidiaries’ assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Borrowers also shall maintain business interruption, public liability, and product liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to Administrative Agent. The Credit Parties shall deliver copies of all such policies to Administrative Agent with an endorsement naming Administrative Agent as a loss payee (under a satisfactory lender’s loss payable endorsement) or additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Administrative Agent in the event of cancellation of the policy for any reason whatsoever.

          (b)     Administrative Borrower shall give Administrative Agent prompt notice of any loss exceeding $250,000 covered by such insurance. So long as no Event of Default has occurred and is continuing, Borrowers shall have the exclusive right to adjust any losses payable under any such insurance policies which are less than $500,000. Following the occurrence and during the continuation of an Event of Default, or in the case of any losses payable under such insurance exceeding $500,000, First Lien Agent shall have the exclusive right (subject to the rights of the Administrative Agent pursuant to the Intercreditor Agreement and the Third Lien Agent pursuant to the Third Lien Intercreditor Agreement) to adjust any losses payable under any such insurance policies, without any liability to the Credit Parties whatsoever in respect of such adjustments.

     5.9     Location of Inventory and Equipment. Keep the Credit Parties’ and their respective Subsidiaries’ Inventory and Equipment (other than vehicles and Equipment out for repair) only at the locations identified on Schedule 4.5 and their chief executive offices only at the locations identified on Schedule 4.7(b); provided, however, that Administrative Borrower may amend Schedule 4.5 or Schedule 4.7 so long as such amendment occurs by written notice to Administrative Agent not less than 10 Business Days prior to the date on which such Inventory or Equipment is moved to such new location or such chief executive office is relocated, so long as such new location is within the continental United States (or Canada with respect to Lander Canada), and so long as, at the time of such written notification, the applicable Credit Party provides Administrative Agent a Collateral Access Agreement with respect thereto.

     5.10     Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

     5.11     Leases. Pay when due all rents and other amounts payable under any material leases to which any Credit Party or any Subsidiary of a Credit Party is a party or by which any Credit Party’s or any of its Subsidiaries’ properties and assets are bound, unless such payments are the subject of a Permitted Protest.

     5.12     Existence. Except as set forth on Schedule 5.12, at all times preserve and keep in full force and effect each Credit Party’s and each of its Subsidiaries’, valid existence and good standing and, except as could not reasonably be expected to result in a Material Adverse Change, any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses.

     5.13     Environmental.

          (a)     Keep any property either owned or operated by any Credit Party or any Subsidiary of a Credit Party free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply, in all material respects, with Environmental Laws and provide to Administrative Agent documentation of such compliance which Administrative Agent reasonably requests, (c) promptly notify Administrative Agent of any release of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Credit Party or any Subsidiary of a Credit Party and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly, but in any event within 5 days of its receipt thereof, provide Administrative Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Credit Party or any Subsidiary of a Credit Party, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Credit Party or any Subsidiary of a Credit Party, and (iii) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a Material Adverse Change.

     5.14     Disclosure Updates. Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Administrative Agent if any written information, exhibit, or report furnished to the Lender Group contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

     5.15     Control Agreements. Take all reasonable steps requested by Administrative Agent in order for Collateral Agent to obtain control in accordance with Sections 8-106, 9-104, 9-105, 9-106, and 9-107 of the Code with respect to (subject to the proviso contained in Section 6.12) all of its Securities Accounts, Deposit Accounts, electronic chattel paper, investment property, and letter-of-credit rights.

     5.16     Formation of Subsidiaries. At the time that any Borrower or any Guarantor forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, such Borrower or such Guarantor shall (a) cause such new Subsidiary to provide to Administrative Agent a joinder to the Guaranty and the Security Agreement, together with such other security documents (including Mortgages with respect to any Real Property of such new Subsidiary), as well as appropriate financing statements (and with respect to all property subject to a Mortgage, fixture filings), all in form and substance satisfactory to Administrative Agent (including being sufficient to grant Collateral Agent a second priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Collateral Agent a pledge agreement and appropriate certificates and powers or UCC financing statements, hypothecating all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Administrative Agent, and (c) provide to Administrative Agent all other documentation, including one or more opinions of counsel satisfactory to Administrative Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all property subject to a Mortgage). Any document, agreement, or instrument executed or issued pursuant to this Section 5.16 shall be a Loan Document.

     5.17     Further Assurances. At any time upon the request of Administrative Agent, the Credit Parties shall execute or deliver to Administrative Agent, and shall cause their respective Subsidiaries to execute or deliver to Administrative Agent, any and all financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, mortgages, deeds of trust, opinions of counsel, and all other documents (collectively, the “Additional Documents”) that Administrative Agent may reasonably request in form and substance reasonably satisfactory to Administrative Agent, to create, perfect, and continue perfected or to better perfect the Collateral Agent’s Liens in all of the properties and assets of the Credit Parties and their respective Subsidiaries (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Collateral Agent in any Real Property acquired by the Credit Parties or their respective Subsidiaries after the Closing Date, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, the Credit Parties authorize Administrative Agent to execute any such Additional Documents in the Credit Parties’ or their respective Subsidiaries’ names, as applicable, and authorizes Collateral Agent to file such executed Additional Documents in any appropriate filing office. In addition, the Credit Parties agree to cooperate with all reasonable requests made by the Lenders and provide all information requested by the Lenders in order to permit the Lenders to conduct due diligence in connection with the Lenders’ decision to exercise the “Buyout Right” (as defined in the Intercreditor Agreement) of the First Lien Obligations.

     5.18     ERISA Compliance.

          (a)     Each Credit Party shall do, and shall cause each of its Subsidiaries and ERISA Affiliates to do, each of the following: (i) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the IRC or other federal or state law; (ii) cause each Qualified Plan to maintain its qualified status under Section 401(a) of the IRC; (iii) make all required contributions to any Plan; (iv) not become a party to any Multiemployer Plan; (v) ensure that all liabilities under each Plan are (A) funded to at least the minimum level required by law or, if higher, to the level required by the terms governing such Plan; (B) insured with a reputable insurance company; or (C) provided for or recognized in the financial statements most recently delivered to Administrative Agent under Section 5.3 (to the extent required by GAAP); and (vi) ensure that the contributions or premium payments to or in respect of each Plan is and continues to be promptly paid at no less than the rates required under the rules of such Plan and in accordance with the most recent actuarial advice received in relation to such Plan and applicable law.

          (b)     Deliver to Administrative Agent such certifications or other evidence of compliance with the provisions of Section 4.13 as Administrative Agent may from time to time reasonably request.

          (c)     Promptly notify Administrative Agent of any of the following ERISA events affecting any Credit Party, any of their respective Subsidiaries or any ERISA Affiliates (but in no event more than ten (10) days after such event), together with a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Governmental Authority to any Credit Party, any of their respective Subsidiaries or any ERISA Affiliates with respect to such event:

               (i)     an ERISA Event;

               (ii)     the adoption of any new Pension Plan by any Credit Party, any of their respective Subsidiaries or any ERISA Affiliates;

               (iii)     the adoption of any amendment to a Pension Plan, if such amendment will result in a material increase in benefits or unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA); or

               (iv)     the commencement of contributions by any Credit Party, any of their respective Subsidiaries or any ERISA Affiliate to any Plan that is subject to Title IV of ERISA or section 412 of the IRC;

          (d)     Promptly deliver to Administrative Agent copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Credit Party, any of their respective Subsidiaries or any ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (ii) all notices received by any Credit Party, any of their respective Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (iii) such other documents or governmental reports or filings relating to any Plan as Administrative Agent shall reasonably request.

          (e)     Promptly notify Administrative Agent of any labor negotiations affecting any Credit Party that could reasonably be expected to result in a strike, labor dispute, work slow down or stoppage.

     5.19     Material Contracts. Contemporaneously with the delivery of each Compliance Certificate pursuant hereto, provide Administrative Agent with copies of (a) each Material Contract entered into since the delivery of the previous Compliance Certificate, and (b) each amendment or modification of any Material Contract entered into since the delivery of the previous Compliance Certificate.

     5.20     Acquisition Transaction.

          (a)     Contemporaneously with the initial extensions of credit hereunder: (i) cause all transactions contemplated by the Acquisition Documents to be consummated, except to the extent such transactions are consummated at a later date under the terms of the Acquisition Documents; (ii) cause the Acquisition Transaction to become effective; and (iii) furnish to Administrative Agent certified (as of the Closing Date) true and complete copies of the Acquisition Documents which shall be in compliance with all applicable laws and all necessary approvals shall have been obtained in connection therewith.

          (b)     Promptly provide Administrative Agent with true and complete copies of any and all material documents delivered to any Person pursuant to, or in connection with, the Acquisition Transaction.

     5.21     First Lien Loan Documents.

          (a)     Contemporaneously with the initial extensions of credit hereunder, (i) cause all transactions contemplated by the First Lien Loan Documents to be consummated and (ii) furnish to Administrative Agent (A) certified (as of the Closing Date) true and complete copies of the First Lien Loan Documents and (B) all necessary consents and approvals required to be obtained in connection therewith.

          (b)     Promptly provide Administrative Agent with true and complete copies of any and all material documents delivered to any Person pursuant to, or in connection with, the First Lien Loan Documents (unless such documents have previously been provided to Administrative Agent pursuant to this Agreement).

     5.22     Third Lien Loan Documents.

          (a)     Contemporaneously with the initial extensions of credit hereunder, (i) cause all transactions contemplated by the Third Lien Loan Documents to be consummated and (ii) furnish to Administrative Agent (A) certified (as of the Closing Date) true and complete copies of the Third Lien Loan Documents and (B) all necessary consents and approvals required to be obtained in connection therewith.

          (b)     Promptly provide Administrative Agent with true and complete copies of any and all material documents delivered to any Person pursuant to, or in connection with, the Third Lien Loan Documents (unless such documents have previously been provided to Administrative Agent pursuant to this Agreement).

     5.23     Assumption of Intellectual Property Licenses. In the event that Borrowers file for relief under the Bankruptcy Code or in the event of an involuntary bankruptcy filing pursuant to 11 U.S.C. § 303, Borrowers shall promptly move (but in no event later than 30 days after the filing of the petition) under 11 U.S.C. § 365 to assume any and all material intellectual property licenses (other than exclusive licenses which are not subject to section 365), provided that such motion and/or assumption is consistent with Borrowers’ fiduciary obligation as a debtor-in-possession. Borrowers agree to take all actions necessary to effectuate an assumption of such licenses, and to protect the right to assume such license. Borrowers further agree to timely provide Administrative Agent with all notices, pleadings and demands filed or served in connection with such intellectual property licenses, and to provide Administrative Agent with timely and sufficient notice so as to accord Administrative Agent a reasonable opportunity to appear and to be heard in connection with any such motion or proceeding. Borrowers agree that Administrative Agent has an economic and financial stake in the intellectual property licenses, and that it is entitled to intervene and/or to be heard in any motion involving the intellectual property licenses, including but not limited to any motion to assume, reject, or compel any debtor to assume or reject any such executory contract, whether under 11 U.S.C. § 1109 or any other permitted mode of intervention in a contested matter or adversary proceeding.

     5.24     Notice of Acquisition of Stock of Parent. Parent shall notify the Administrative Agent promptly (but in any event within five (5) days) after it has knowledge that a Person (other than a Permitted Holder) has acquired more than 4.99% of the then-outstanding Stock of Parent having the right to vote for the election of members of the Board of Directors.

     5.25     Treatment of Credit Parties. Parent will cause each Credit Party to: (a) maintain entity records and books of account separate from those of any other Credit Party; (b) not commingle its funds or assets with those of any other Credit Party; and (c) provide that its board of directors or other analogous governing body will hold all appropriate meetings to authorize and approve such Credit Party’s actions, which meetings will be separate from those of other Credit Parties.

     5.26     Post Closing Covenants. Borrowers shall perform the following covenants set forth below within the time frames set forth therein (the failure of the Borrowers to so perform or cause to be performed constituting an Event of Default):

          (a)     on or prior to the date that is 60 days after the Closing Date, Borrowers shall deliver to Administrative Agent certified copies of the policies of insurance, together with the endorsements thereto, as are required by Section 5.8, the form and substance of which shall be satisfactory to Administrative Agent and its counsel;

          (b)     on or prior to the date that is 60 days after the Closing Date, Administrative Agent shall have received a Collateral Access Agreement with respect to: (a) the following locations: 100 American Metro Boulevard, Suite 108, Hamilton, NJ 08619; 100 Eldredge Street, Binghamton, NY 13902; 6421 Congress Avenue, Suite 201, Boca Raton, FL 33487; 2000 Lenox Drive, Suite 202, Lawrenceville, NJ 08648; 275 Finchdene Square, Scarborough, ON Canada M1X 1C7; Rogers Service Group, 93 Ely Street, Binghamton, NY 13902; Servicecraft, Inc., 6565 Knott Avenue, Buena Park, CA 90621; Kane Warehousing, DC-5 Stauffer Industrial Park, Taylor, PA 18517; Distribution Technology, 1411 Continental Blvd., Charlotte, NC 28273; and Park Ridge Workshop, 220 S. 7th Street, Montrose, IA 52639; and (b) the following locations where “Brand Inventory” (as defined in the Acquisition Agreement) will be located during the term of the Transition Services Agreement: Coty, Inc., 1400 Broadway Road, Sanford, NC 27332; CSCS, 520 Northridge Park Drive, Rural Hall, NC 27045; Autumn Harp, 61 Pine Street, Bristol, VT 05443; Korex Canada, 78 Titan Road, Toronto, Ontario, Canada, M8Z 2J8; Coughlan Products Corp., 357 Hamburg Tpk, Wayne, NJ 07474; Marietta Corp., 37 Huntington Street, PO Box 5250, Cortland, NY 13045; Strive Group, 400 Broadacres Drive, Bloomfield, NJ 07003; Marketing Horizons Display, LLC, 59 Spence Street, Bayshore,

NY 11706; Twincraft Soap, 2 Tigan Street, Winooski, VT 05404; USC Solutions Inc., 546 Harvey Faulk Road, Sanford, NC 27330; COPAK Services, 6420 Saddle Creek Court, Harrisburg, NC 28075; provided, however, if 60 days after the Closing Date Borrowers have failed to obtain Collateral Access Agreements with respect to any location, an Event of Default shall not have occurred if First Lien Agent shall have established a reserve pursuant to Section 2.1(b) of the First Lien Credit Agreement, of two months’ rent (plus any amounts of rent that are past due) payable with respect to any such locations;;

          (c)     on or prior to the date that is 7 days after the Closing Date, Borrowers shall have taken the following actions with respect to Intellectual Property:

               (i)     assignment and filing for recordation in the United States Patent and Trademark Office and Canadian Intellectual Property Office of patents assigned from Coty S.A.S. to Lander Intangibles Corporation;

               (ii)     assignment and filing for recordation of trademarks from Coty Canada Inc. or Coty B.V. to Lander Intangibles Corporation; and

               (iii)     release of security interest and filing for recordation in the United States Patent and Trademark Office by Prencen Lending LLC of (A) trademarks and patents of Lander Intangibles Corporation and (B) trademarks of Lander Co., Inc.;

          (d)     as soon as is reasonably practicable after the Closing Date, Borrowers shall use their best efforts to take such actions to effect the assignment and filing for recordation with the United States Patent and Trademark Office of the patent “Repeating pattern for an embossed wipe or similar surface” from the inventor to Playtex Products Inc. and the execution and filing for recordation with the United States Patent and Trademark Office of releases of security interest in such patent from General Electric Capital Corporation and Wells Fargo Bank, N.A.;

          (e)     on or prior to April 30, 2007, Parent shall have taken all necessary corporate action to amend its Certificate of Incorporation to delete Article VII thereof and shall have delivered reasonably satisfactory evidence thereof to Administrative Agent;

          (f)     on or prior to the date that is 30 days after the Closing Date, Administrative Agent shall have received a Control Agreement with respect to account no. 0054-8098-9445 of Cenuco, Inc. with Bank of America, National Association; provided, however, that if Borrowers are unable to obtain such Control Agreement within 30 days after the Closing Date, Borrowers shall have an additional 30 days to (y) close and move such Deposit Account to a Cash Management Bank reasonably satisfactory to Administrative Agent and (z) obtain a Control Agreement with respect to such Deposit Account; and

          (g)     on or prior to the date that is 5 Business Days after the Closing Date, First Lien Agent shall have received an original Stock certificate of Cenuco, Inc., as well as a Stock power with respect thereto endorsed in blank.

     5.27     Material Non-Public Information. On or before 5:30 p.m., New York City time, on the fourth Business Day following the date of this Agreement (the “8-K Filing Date”), the Parent shall issue a press release and file a Current Report on Form 8-K describing the terms of the transactions contemplated by the Loan Documents in the form required by the Exchange Act and, to the extent not included in prior SEC filings of the Parent, attaching the material Loan Documents as exhibits to such filing (including all such exhibits, the “8-K Filing”). Immediately following the 8-K Filing Date, the Parent acknowledges that no Agent and no Lender shall be in possession of any material, nonpublic information received from the Parent, any of its Subsidiaries or any of its respective officers, directors, employees or agents, that is not disclosed in the 8-K Filing or other public filings by the Parent with the SEC. From and after the 8-K Filing Date, the Parent shall, and shall cause each of its Subsidiaries and its and each of their respective officers, directors, employees and agents, to provide each Agent and each Lender with all notices, consents, requests, reports, and other documents that are required or to be so provided by the Loan Documents to the extent such notices, consents, requests reports or other documents or other information DO NOT constitute MNPI (defined below). To the extent that any notice, consent, request, report or other document or other information that is required or is permitted to be provided to Agent and Lender under any Loan Documents constitutes or contains material non-public information (such notice, consent, request, report or other document or other information constituting or containing material non-public information, (“MNPI”) about the Parent and/or any of its Subsidiaries, then (notwithstanding any other provision in any Loan Documents), the Parent and its Subsidiaries, as applicable, shall do one of the following (each, an “Information Receipt Election”):

          (a)     to the extent that the Agent or Lender has directed the Parent and its Subsidiaries to provide the MNPI to the Agent or Lender, the Parent and its Subsidiaries shall provide such MNPI to the Agent or Lender;

          (b)     to the extent that the Agent or Lender has directed the Parent and its Subsidiaries to provide such MNPI to a designee of Agent or Lender, then the Parent and its Subsidiaries shall provide such MNPI to such designee and, to the extent such MNPI seeks any approval, consent or any other decision, such designee shall provide such approval, disapproval, consent or other decision on behalf of Agent or Lender pursuant to Agent’s or Lender’s standing instructions (if any) of such designee and not following consultation of Agent or Lender; or

          (c)     to the extent that the Agent or Lender has elected not to receive such MNPI, or the Agent or Lender has not elected in writing for one of the preceding clauses (a) or (b) to apply, then neither the Parent nor any Subsidiary of the Parent shall provide such MNPI to the Agent or Lender and to the extent such MNPI seeks an approval, consent or other decision then the Agent or Lender shall be deemed to have consented and approved such proposed.

               An Agent or Lender may from time to time, upon two Business Days’ notice to the Parent elect to change which of the Information Receipt Elections shall then apply to the request of MNPI. For the avoidance of doubt, on the Closing Date, each Agent and Lender agrees to opt into Information Receipt Election (a) above until such time an Agent or Lender elects to change its Information Receipt Election. If an Agent or Lender has, or reasonably believes it has, received any MNPI regarding the Parent or any of its Subsidiaries in violation of this Section 5.27, it shall provide the Parent with written notice thereof. The Parent shall, within five (5) Business Days of receipt of such notice, make public disclosure of such MNPI. In the event of a breach of the foregoing covenant by the Parent, any of its Subsidiaries, or any of its or their respective officers, directors, employees and agents, in addition to any other remedy provided herein or in the Loan Documents, Agent or Lender shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such MNPI without the prior approval by the Parent, its Subsidiaries, or any of its or their respective officers, directors, employees or agents. No Lender or Agent shall have any liability to the Parent, its Subsidiaries, or any of its or their respective officers, directors, employees, stockholders or agents for any such disclosure provided such disclosure is accurate in all material respects. Without the prior written consent of any applicable Agent or Lender, neither the Parent nor any of its Subsidiaries or their Affiliates shall disclose the name of such Agent or Lender in any filing, announcement, release or otherwise unless required by law. Notwithstanding the foregoing in the event any Agent or Lender receives MNPI it solicited from any employee, officer, director, consultant, attorney, accountant or representative of the Parent or any of its Subsidiaries, the rights of such Agent or Lender and its Affiliates to disclose any MNPI received thereby as set forth in this Section 5.27 shall not apply.

     5.28     M2 Consulting Agreement. Parent shall terminate the M2 Consulting Agreement on or before February 28, 2007 and the termination fee to paid on the Closing Date with respect to such agreement shall not exceed $2,700,000. After the Closing Date, no further payments shall be made by the Credit Parties pursuant to the M2 Consulting Agreement.

6.     NEGATIVE COVENANTS.

     Each Credit Party covenants and agrees that, until payment in full of the Obligations, such Credit Party will not and will not permit any of their respective Subsidiaries to do any of the following:

     6.1     Indebtedness. Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

          (a)     Indebtedness evidenced by this Agreement and the other Loan Documents,

          (b)     subject to any restrictions set forth in the Intercreditor Agreement, the First Lien Indebtedness,

          (c)     Indebtedness set forth on Schedule 4.20 and any Refinancing Indebtedness in respect of such Indebtedness,

          (d)     Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,

          (e)     endorsement of instruments or other payment items for deposit,

          (f)     [intentionally omitted],

          (g)     subject to the restrictions set forth in the Third Lien Intercreditor Agreement, the Third Lien Indebtedness,

          (h)     the Seller Note, provided that such Seller Note (i) matures on a date that is at least six months after the Maturity Date, (ii) is subordinated to the Obligations on terms and conditions acceptable to Required Lenders, and (iii) is otherwise on terms and conditions (including all economic terms and the absence of covenants) acceptable to Required Lenders,

          (i)     unsecured Indebtedness of any Credit Party to another Credit Party that is subject to the Intercompany Subordination Agreement,

          (j)     unsecured guaranties in the ordinary course of business of the obligations of suppliers, customers, lessees and licensees of the Credit Parties in an aggregate amount not to exceed $1,100,000 at any one time outstanding,

          (k)     Hedge Agreements to the extent not entered into for speculative purposes,

          (l)     unsecured Indebtedness of the Credit Parties that is incurred on the date of the consummation of a Permitted Non-Cash Acquisition solely for the purpose of consummating such Permitted Non-Cash Acquisition so long as (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) such unsecured Indebtedness is not incurred for working capital purposes, (iii) such unsecured Indebtedness does not mature prior to the date that is 12 months after the Maturity Date, (iv) such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably satisfactory to Administrative Agent, and (v) the only interest that accrues with respect to such Indebtedness is payable in kind,

          (m)     unsecured Indebtedness issued to Seller in accordance with the terms of the Acquisition Agreement (as in effect on the Closing Date without any amendment or modification thereto) to pay up to $5,000,000 of the Earn-Out Payment, so long as (i) no Default or Event of Default has occurred and is continuing, (ii) Parent shall have Excess Availability plus Qualified Cash in an amount equal to at least $10,000,000 at all times during the thirty (30) days immediately prior to and after giving effect to the issuance of such Indebtedness, and (iii) such Indebtedness is subordinated in right of payment to the Obligations on terms satisfactory to Administrative Agent in its Permitted Discretion, and

          (n)     other unsecured Indebtedness in an aggregate amount not to exceed $5,500,000 at any one time outstanding.

     6.2     Liens. Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

     6.3     Restrictions on Fundamental Changes.

          (a)     Other than in order to consummate a Permitted Acquisition, and except as provided on Schedule 6.3, enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock,

          (b)     Except as provided on Schedule 6.3, liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution),

          (c)     Except as provided on Schedule 6.3, suspend or go out of a substantial portion of its or their business.

     6.4     Disposal of Assets. Other than Permitted Dispositions, convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any of the assets of any Credit Party or any Subsidiary of a Credit Party.

     6.5     Change Name. Change any Credit Party’s or any of its Subsidiaries’ name, organizational identification number, state of organization or organizational identity; provided, however, that a Credit Party or a Subsidiary of a Credit Party may change its name upon at least 10 Business Days prior written notice by Administrative Borrower to Administrative Agent of such change and so long as, at the time of such written notification, such Credit Party or such Subsidiary provides any financing statements necessary to perfect and continue perfected the Collateral Agent’s Liens.

     6.6     Nature of Business. Make any change in the nature of their business as described in Schedule 6.6 or acquire any properties or assets that are not reasonably related or incidental to the conduct of such business activities except as otherwise described on Schedule 6.6.

     6.7     Prepayments and Amendments. Except in connection with Refinancing Indebtedness permitted by Section 6.1,

          (a)     optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Credit Party or any Subsidiary of a Credit Party, other than (i) the Obligations in accordance with this Agreement, (ii) the First Lien Obligations in accordance with the First Lien Credit Agreement and (iii) any payment that is permitted pursuant to paragraph (b) of this Section 6.7,

          (b)     make any payment on account of Indebtedness (other than (i) certain payments of penalties and fees under the Third Lien Loan Documents and payment of 15% of the Exchange Amount (as defined in the Third Lien Notes as in effect on the date hereof without any amendment or modification thereto), in each case, solely to the extent permitted under, and as described in, Section 9 of the Third Lien Intercreditor Agreement, and (ii) the conversion or exchange of all or a portion of any Third Lien Note into Parent’s common stock and/or New Securities and the conversion of all or any portion of the New Securities into Parent’s common stock, in each case to the extent provided in the Third Lien Notes and solely to the extent permitted under, and as described in, Section 9 of the Third Lien Intercreditor Agreement) that has been contractually subordinated in right of payment if such payment is not permitted at such time under the subordination terms and conditions, and

          (c)     directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of (i) any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Section 6.1(c), (d), or (h), (ii) any other Material Contract except to the extent that such amendment, modification, alteration, increase, or change could not, individually or in the aggregate, reasonably be expected to result in a Material

Adverse Change, (iii) any First Lien Loan Documents to the extent such amendment, modification or waiver is prohibited pursuant to the terms of the Intercreditor Agreement or (iv) any Third Lien Loan Documents to the extent such amendment, modification or waiver is prohibited pursuant to the terms of the Third Lien Intercreditor Agreement.

     6.8     [Intentionally Omitted.]

     6.9     Consignments. Consign any of their Inventory or sell any of their Inventory on bill and hold or other conditional terms of sale (other than sale on approval or sale on return) other than in an aggregate amount not to exceed $1,100,000 in any year.

     6.10     Distributions. Make any distribution or declare or pay any dividends (in cash or other property, other than common Stock or warrants with respect thereto) on, or purchase, acquire, redeem, or retire any of any Credit Party’s Stock, of any class, whether now or hereafter outstanding, or make any Earn-Out Payment in cash or make any expense reimbursement, premium payment, redemption payment and/or any other payment whatsoever on or in connection with any Stock (and/or any documents, instruments or agreements relating to any Stock); provided, however, that (a) so long as no Event of Default shall have occurred and be continuing or would result therefrom, Subsidiaries of Credit Parties may make dividends or distributions to other Credit Parties for the sole purpose of allowing Parent to, and Parent shall use the proceeds thereof solely to, pay local, federal, provincial and state taxes solely arising out of the consolidated operations of Parent and its Subsidiaries, after taking into account all available credits and deductions, (b) Subsidiaries of Credit Parties may make dividends or distributions to other Credit Parties for the sole purpose of allowing such Credit Party to make payments otherwise permitted pursuant to this Agreement, (c) so long as (i) no Default or Event of Default has occurred and is continuing and (ii) Parent shall have Excess Availability plus Qualified Cash in an amount equal to at least $10,000,000 at all times during the thirty (30) days immediately prior to and after giving effect to such Earn- Out Payment, Borrowers may pay the cash portion of the Earn-Out Payment in an aggregate amount not to exceed $15,000,000 and (d) solely to the extent provided therein, make the payments described in Section 9 of the Third Lien Intercreditor Agreement.

     6.11     Accounting Methods. Modify or change their fiscal year or their method of accounting (other than as may be required to conform to GAAP).

     6.12     Investments. Except for Permitted Investments, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment; provided, however, that no Credit Party or any of its Subsidiaries shall have Permitted Investments (other than in (a) the Cash Management Accounts, (b) segregated accounts used exclusively for payroll and (c) the Deposit Accounts of Lander Canada with TD Canada Trust up to an aggregate amount of $50,000 for all such Deposit Accounts) in Deposit Accounts or Securities Accounts in an aggregate amount in excess of $50,000 at any one time unless such Credit Party or its Subsidiary, as applicable, and the applicable securities intermediary or bank have entered into Control Agreements governing such Permitted Investments in order to perfect (and further establish) the Collateral Agent’s Liens in such Permitted Investments. Subject to the foregoing proviso, the Credit Parties shall not and shall not permit their Subsidiaries to establish or maintain any Deposit Account or Securities

Account unless Collateral Agent shall have received a Control Agreement in respect of such Deposit Account or Securities Account.

     6.13     Transactions with Affiliates. Directly or indirectly shall, without the consent of the Administrative Agent and Lenders (which consent may be withheld by the Administrative Agent or any Lender in its sole and absolute discretion):

                (a)     enter into or make payments under any consulting, management agreement and/or similar agreement or arrangement with the Prencen Group and/or any of its Affiliates;

                (b)     enter into any Subsequent Placement (as defined in the Securities Purchase Agreements) with the Prencen Group and/or any of its Affiliates; provided, however, that no such consent shall be required if (1) such Subsequent Placement is on commercially reasonable terms and on an arm’s-length basis, and (2) such Subsequent Placement is approved by a majority of the non-interested members of the board of directors of the Parent meeting in a separate session;

                (c)      enter into any debt financing agreement or other financing arrangement (other than a Subsequent Placement) with the Prencen Group and/or any of its Affiliates; or

                (d)     except as provided in the foregoing clause (c), enter into any transaction with any Affiliate of the Parent and/or the Prencen Group, other than for (A) ordinary course executive and employee compensation arrangements, including, without limitation, salary, equity compensation and bonuses, for directors, officers and employees of the Parent approved by the compensation committee of the Parent's board of directors, (B) the exchange contemplated in the Third Lien Loan Documents, (C) any transaction or transactions providing for payments which do not and cannot, in the aggregate, exceed $250,000 per annum and (D) the performance of the Parent’s obligations pursuant to the Third Lien Loan Documents; provided, however, that for the purposes of the foregoing clauses (A) and (C), such transactions must be on arm's-length terms and approved by a majority of the non-interested directors of the board of directors of the Parent.

     6.14     Use of Proceeds. Use the proceeds of the Term Loans for any purpose other than to partially finance the consummation of the Acquisition Transaction.

     6.15     Inventory and Equipment with Bailees. Store the Inventory or Equipment of the Credit Parties or their respective Subsidiaries at any time now or hereafter with a bailee, warehouseman, or similar party that has not delivered a Collateral Access Agreement to Collateral Agent.

     6.16     Financial Covenants.

                (a)     Minimum EBITDA. Fail to achieve EBITDA, measured on a quarter-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
$7,450,200	For the three month period ending May 31, 2007
$13,884,300	For the six month period ending August 31, 2007
$25,870,500	For the nine month period ending November 30, 2007
$32,690,700	For the four quarter period ending February 28, 2008
$34,005,600	For the four quarter period ending May 31, 2008
$35,328,600	For the four quarter period ending August 31, 2008
$38,497,500	For the four quarter period ending November 30, 2008
$39,610,800	For the four quarter period ending February 28, 2009
$39,600,000	For the four quarter period ending each quarter thereafter

                (b)     Fixed Charge Coverage Ratio. Have a Fixed Charge Coverage Ratio, measured on a quarter-end basis, less than the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Ratio	Applicable Period
1.53:1.0	For the three month period ending May 31, 2007
1.44:1.0	For the six month period ending August 31, 2007
1.62:1.0	For the nine month period ending November 30, 2007
1.44:1.0	For the four quarter period ending February 28, 2008
1.44:1.0	For the four quarter period ending each quarter thereafter

                (c)     Leverage Ratio. Have a Leverage Ratio, measured on a quarter-end basis, more than the applicable ratio set forth in the following table for the applicable date set forth opposite thereto:

Applicable Ratio	Applicable Period
4.66:1.0	For the three month period ending May 31, 2007
4.98:1.0	For the six month period ending August 31, 2007
4.18:1.0	For the nine month period ending November 30, 2007
4.12:1.0	For the four quarter period ending February 28, 2008
3.80:1.0	For the four quarter period ending May 31, 2008
3.80:1.0	For the four quarter period ending August 31, 2008
3.17:1.0	For the four quarter period ending November 30, 2008
3.09:1.0	For the four quarter period ending February 28, 2009
3:00:1.0	For the four quarter period ending each quarter thereafter

                (d)     Maximum Capital Expenditures. Permit Capital Expenditures to exceed $10,000,000 in any fiscal year.

     6.17     Acquisition Documents. Amend, modify or waive in any way materially adverse to Parent, Borrowers, or the Lender Group, any term or provision of the Acquisition Documents.

     6.18     ERISA. (a) Terminate, or permit any of their ERISA Affiliates to terminate, any Pension Plan so as to result in a Material Adverse Change or any material liability to any ERISA Affiliate, (b) permit to exist any ERISA Event, or any other event or condition, which presents the risk of a Material Adverse Change or a material liability to any ERISA Affiliate, (c) make a complete or partial withdrawal (within the meaning of ERISA Section 4201) from any Multiemployer Plan so as to result in a Material Adverse Change or any material liability to any ERISA Affiliate, (d) enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder which would reasonably be expected to result in a Material Adverse Change or any material liability to any ERISA Affiliate, (e) permit the present value of all nonforfeitable accrued benefits under any Plan (using the actuarial assumptions utilized by the PBGC upon termination of a Plan) materially to exceed the fair market value of Plan assets allocable to such benefits, all determined as of the most recent valuation date for each such Plan, or (f) engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by any Agent or any Lender of any of their rights under this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or Section 4975 of the IRC.

7.     EVENTS OF DEFAULT.

        Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

        7.1     If Borrowers fail to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of 3 Business Days, or (b) all or any portion of the principal of the Obligations;

        7.2     If any Credit Party or any Subsidiary of any Credit Party:

                   (a)     fails to perform or observe any covenant or other agreement contained in any of Sections 2.7, 5.2, 5.3, 5.4, 5.5, 5.8, 5.12, 5.14, 5.16, 5.24, 5.25, 5.26, 5.27, 5.28, and 6.1 through 6.18 of this Agreement or Section 6 of the Security Agreement;

                   (b)     fails to perform or observe any covenant or other agreement contained in any of Sections 5.6, 5.7, 5.9, 5.10, 5.11, 5.13, 5.15, 5.17, 5.18, 5.19, 5.20, 5.21, and 5.22 of this Agreement and such failure continues for a period of 10 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Credit Party or (ii) written notice thereof is given to Administrative Borrower by Administrative Agent; or

                   (c)     fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 7 (in which event such other provision of this Section 7 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Credit Party or (ii) written notice thereof is given to Administrative Borrower by Administrative Agent;

        7.3     If any material portion of any Credit Party’s or any of its Subsidiaries’ assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person and the same is not discharged before the earlier of 30 days after the date it first arises or 5 days prior to the date on which such property or asset is subject to forfeiture by such Credit Party or the applicable Subsidiary;

        7.4     If an Insolvency Proceeding is commenced by any Credit Party or any Subsidiary of a Credit Party (other than in connection with the liquidation of Cenuco, Inc. and/or Lander Canada as permitted under clause (e) of the definition of Permitted Disposition but solely to the extent that (a) the proceeds are applied in accordance with Section 2.4, (b) no other Credit Party or Subsidiary thereof (other than  Cenuco, Inc. or Lander Canada, as the case may be) has commenced an Insolvency Proceeding, (c) the filing of any such Insolvency Proceeding, or any actions taken during the course of any such Insolvency Proceeding, does not, and does not threaten to, cause a material loss to Agent, to the value of any remaining Collateral or to the ability of the Credit Parties (other than Cenuco, Inc. and/or Lander Canada, as the case may be) to fully perform their obligations under this Agreement or any other Loan Document and (d) no motion or other action shall be made or taken to substantively consolidate any other Credit Party);

        7.5     If an Insolvency Proceeding is commenced against any Credit Party or any Subsidiary of a Credit Party, and any of the following events occur: (a) the applicable Credit Party or Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, any Credit Party or any Subsidiary of a Credit Party, or (e) an order for relief shall have been issued or entered therein;

        7.6     If any Credit Party or any Subsidiary of a Credit Party is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

        7.7     If one or more judgments, orders, or awards involving an aggregate amount of $550,000 or more (to the extent such amounts are in excess of amounts covered by insurance pursuant to which the insurer has acknowledged coverage) shall be entered or filed against any Credit Party or any Subsidiary of any Credit Party or with respect to any of their respective assets, and the same is not released, discharged, bonded against, or stayed pending appeal before the earlier of 30 days after the date it first arises or 5 days prior to the date on which such asset is subject to being forfeited by the applicable Credit Party or the applicable Subsidiary;

        7.8     If there is a default in one or more agreements to which any Credit Party or any Subsidiary of a Credit Party is a party with one or more third Persons relative to Indebtedness of any Credit Party or any Subsidiary of any Credit Party involving an aggregate amount of $275,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person(s), irrespective of whether exercised, to accelerate the maturity of the applicable Credit Party’s or Subsidiary’s obligations thereunder;

        7.9     If any warranty, representation, statement, or Record made herein or in any other Loan Document or delivered to any Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

        7.10     If the obligation of any Guarantor under the Guaranty is limited or terminated by operation of law or by such Guarantor, or any such Guarantor becomes the subject of an Insolvency Proceeding;

        7.11     If the Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby, except as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement;

        7.12     Any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Credit Party or any Subsidiary of a Credit Party, or a proceeding shall be commenced by any Credit Party or any Subsidiary of a Credit Party, or by any Governmental Authority having jurisdiction over any Credit Party or any Subsidiary of a Credit Party, seeking to establish the invalidity or unenforceability thereof, or any Credit Party or any Subsidiary of a Credit Party shall deny that it has any liability or obligation purported to be created under any Loan Document;

        7.13     If any Change of Control shall have occurred;

        7.14     If (a) there shall occur and be continuing any “Event of Default” (or any comparable term) by any Credit Party or any of its Subsidiaries under, and as defined in (i) any First Lien Loan Document, (ii) any Third Lien Loan Document, or (iii) the Seller Note, (b) any of the Obligations for any reason shall cease to be “Second Lien Obligations” (or any comparable term) under, and as defined in any First Lien Loan Document or Third Lien Loan Document, (c) Collateral Agent’s Liens securing the Obligations for any reason shall cease to be “Permitted Liens” (or any comparable term) under, and as defined in any First Lien Loan Document or Third Lien Loan Document, (d) the Intercreditor Agreement shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against the First Lien Agent, any First Lien Lender or any other holder of First Lien Indebtedness or (e) the Third Lien Intercreditor Agreement shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against the Third Lien Agent, any Third Lien Lender or any other holder of Third Lien Indebtedness; provided, however, that with respect to any “Event of Default” (or any comparable term) under any First Lien Loan Document, such event shall only constitute an Event of Default under this Agreement if such event occurs and is not cured or waived within thirty (30) days of the occurrence of such event; or

        7.15     If there occurs one or more ERISA Events which individually or in the aggregate results in or otherwise is associated with liability of any Credit Party, any of their respective Subsidiaries or any of their respective ERISA Affiliates in excess of $550,000 during the term of this Agreement; or there exists, an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities) which exceeds $550,000.

8.     THE LENDER GROUP’S RIGHTS AND REMEDIES.

        8.1     Rights and Remedies. Upon the occurrence, and during the continuation, of an Event of Default, the Required Lenders (at their election but without notice of their election and without demand) may authorize and instruct Administrative Agent and Collateral Agent to do any one or more of the following on behalf of the Lender Group (and such Agent, acting upon the instructions of the Required Lenders, shall do the same on behalf of the Lender Group), all of which are authorized by each Credit Party:

                   (a)     Declare all or any portion of the Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable, together with the Applicable Prepayment premium owed with respect thereto;

                   (b)     Cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement, under any of the Loan Documents, or under any other agreement between Borrowers and the Lender Group;

                   (c)     Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender Group, but without affecting any of the Collateral Agent’s Liens in the Collateral and without affecting the Obligations; and

                   (d)     The Lender Group shall have all other rights and remedies available at law or in equity or pursuant to any other Loan Document.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 7.4 or Section 7.5, in addition to the remedies set forth above, without any notice to any Credit Party or any other Person or any act by the Lender Group, and the Obligations then outstanding, together with all accrued and unpaid interest thereon and all fees and all other amounts due under this Agreement and the other Loan Documents, shall automatically and immediately become due and payable, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by each Credit Party.

        8.2     Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

9.     TAXES AND EXPENSES.

        If any Credit Party or its Subsidiaries fail to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, Administrative Agent, in its sole discretion and without prior notice to any Credit Party, may do any or all of the following: (a) make payment of the same or any part thereof, or (b) in the case of the failure to comply with Section 5.8 hereof, obtain and maintain insurance policies of the type described in Section 5.8 and take any action with respect to such policies as Administrative Agent deems prudent. Any such amounts paid by Administrative Agent shall constitute Lender Group Expenses and any such payments shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement. Agent need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

10.     WAIVERS; INDEMNIFICATION.

          10.1     Demand; Protest; etc. Each Credit Party waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any such Credit Party may in any way be liable.

          10.2     The Lender Group’s Liability for Collateral. Each Credit Party hereby agrees that: (a) so long as Collateral Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by the Credit Parties.

          10.3     Indemnification. Each Credit Party shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of any Credit Party’s and its Subsidiaries’ compliance with the terms of the Loan Documents, (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Credit Party or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities and Costs or Remedial Actions related in any way to any such assets or properties of any Credit Party or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, the Credit Parties shall have no obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which the Credit Parties were required to indemnify the

Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by the Credit Parties with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11.     NOTICES.

          Unless otherwise provided in this Agreement, all notices or demands by any Credit Party or any Agent to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Administrative Borrower or each Agent, as applicable, may designate to each other in accordance herewith), or telefacsimile to Borrowers in care of Administrative Borrower or to such Agent, as the case may be, at its address set forth below:

If to any Credit Party, in care of

Administrative Borrower:	ASCENDIA BRANDS, INC.
100 American Metro Boulevard, Suite 108
Hamilton, New Jersey 08619
Attn: Chief Financial Officer
Fax No.: (609) 890-8458

with copies to:	Kramer Levin Naftalis Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Attn: Thomas D. Balliett, Esq.
Fax No.: (212) 715-8000

If to Administrative Agent	WATERSHED ADMINISTRATIVE, LLC
One Maritime Plaza, Suite 1525
San Francisco, California 94111
Attn: Christina Hwang and Erin Ross
Fax No.: (415) 391-3919

with copies to:	RICHARDS KIBBE & ORBE LLP
One World Financial Center
New York, New York 10281
Attn: William Q. Orbe, Esq.
Fax No.: (212) 530-1801

If to Collateral Agent:	WELLS FARGO FOOTHILL, INC.
One Boston Place, 18th Floor
Boston, Massachusetts 02108
Attn: Business Finance Division Manager
Fax No.: (627) 722-9493

with copies to:	BINGHAM MCCUTCHEN LLP
399 Park Avenue
New York, New York 10022-4698
Attn: Mark B. Joachim, Esq.
Fax No.: (212) 702-3608

          Agents and the Credit Parties may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, other than notices by Agents in connection with enforcement rights against the Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail. Each Credit Party acknowledges and agrees that notices sent by the Lender Group in connection with the exercise of enforcement rights against Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above.

12.     CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

                     (a)     THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

                     (b)     THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH CREDIT PARTY AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b). IN THE EVENT THAT ANY, OR ALL, OF THE BORROWERS FILES FOR RELIEF UNDER THE BANKRUPTCY CODE, SUCH BORROWER(S) AGREES THAT IT WILL, TO THE

EXTENT PERMITTED BY LAW, FILE ANY SUCH PROCEEDING IN THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF NEW YORK. EACH BORROWER FURTHER AGREES AND ACKNOWLEDGES THAT THE VENUE FOR SUCH A VOLUNTARY FILING PROPERLY LIES IN THE UNITED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF NEW YORK PURSUANT TO 28 U.S.C. § 1408. BORROWERS FURTHER AGREE THAT REGARDLESS OF WHERE SUCH A FILING MAY OCCUR, IN THE EVENT THAT ADMINISTRATIVE AGENT FILES A MOTION TO CHANGE VENUE PURSUANT TO 28 U.S.C. § 1412, OR AS OTHERWISE PROVIDED BY LAW, BORROWERS WILL CONSENT TO THE RELIEF REQUESTED AND WILL NOT OPPOSE SUCH MOTION IN ANY FASHION.

                     (c)     TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH CREDIT PARTY AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH CREDIT PARTY AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

13.     ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

          13.1     Assignments and Participations.

                     (a)     Any Lender may assign and delegate to one or more assignees (each an “Assignee”) that are Eligible Transferees all or any portion, of the Obligations and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount (unless waived by the Administrative Agent) of $3,000,000 (except such minimum amount shall not apply (x) to an assignment or delegation by any Lender to any other Lender or an Affiliate of any Lender or any Related Fund, (y) to a group of new Lenders, each of whom is an Affiliate of each other or a fund or account managed by any such new Lender or an Affiliate of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $3,000,000 or (z) during the continuance of an Event of Default); provided, however, that Borrowers and Administrative Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Administrative Borrower and Administrative Agent by such Lender and the Assignee, (ii) such Lender and its Assignee have delivered to Administrative Borrower and Administrative Agent an Assignment and Acceptance and Administrative Agent has notified the assigning Lender of its receipt thereof in accordance with Section 13.1(b), and (iii) unless waived by the Administrative Agent, the assigning Lender or Assignee has paid to Administrative Agent for Administrative Agent’s separate account a processing fee in the amount of $3,500. Anything contained herein to the contrary notwithstanding, the payment of any fees shall not be required and the Assignee need not be an Eligible Transferee (xx) if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of the assigning Lender or (yy) if the assignee is a Lender or an Affiliate of a Lender or a Related Fund.

                     (b)     From and after the date that Administrative Agent notifies the assigning Lender (with a copy to Administrative Borrower) that it has received an executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents (including the Intercreditor Agreement and the Third Lien Intercreditor Agreement), and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3 hereof) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, the Intercreditor Agreement, the Third Lien Intercreditor Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation among Borrowers, the assigning Lender, and the Assignee; provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9(a) of this Agreement.

                     (c)     By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Credit Parties or the performance or observance by the Credit Parties of any of their obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon any Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes each Agent to take such actions and to exercise such powers under this Agreement, the Intercreditor Agreement, the Third Lien Intercreditor Agreement and the other Loan Documents as are delegated to Agents, by the terms hereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

                     (d)      Immediately upon Administrative Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Obligations arising therefrom. The Obligation allocated to each Assignee shall reduce such Obligations of the assigning Lender pro tanto.

                     (e)     Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agents, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums, and (v) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agents, Borrowers, the Collections of Borrowers or their Subsidiaries, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

                     (f)     In connection with any such assignment or participation or proposed assignment or participation, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to the Credit Parties and their respective Subsidiaries and their respective businesses.

                     (g)     Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR § 203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

                     (h)      Administrative Agent (on behalf of Borrowers) shall maintain, or cause to be maintained, a register (the “Register”) on which it enters the name of a Lender as the registered owner of each Term Loan held by such Lender. Other than in connection with an assignment by a Lender of all or any portion of the Term Loans held by such Lender to an Affiliate of such Lender, (i) a Registered Loan (and the Registered Note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each Registered Note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the Registered Note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the Registered Note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such Registered Note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new Registered Notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the Registered Note, if any evidencing the same), Borrowers shall treat the Person in whose name such Registered Loan (and the Registered Note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of the Term Loans held by such Lender to an Affiliate of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrowers, shall maintain a register comparable to the Register.

                     (i)     In the event that a Lender sells participations in the Registered Loan, such Lender, on behalf of Borrowers, shall maintain a register on which it enters the name of all participants in the Registered Loans held by it (the “Participant Register”). A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each Registered Note shall expressly so provide). Any participation of such Registered Loan (and the Registered Note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

          13.2     Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that the Credit Parties may not assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Credit Party from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 hereof and, except as expressly required pursuant to Section 13.1 hereof, no consent or approval by any Credit Party is required in connection with any such assignment.

14.     AMENDMENTS; WAIVERS.

          14.1     Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document (other than the Fee Letter), and no consent with respect to any departure by any Credit Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Administrative Agent at the written request of the Required Lenders) and Administrative Borrower (on behalf of all Credit Parties) and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and Administrative Borrower (on behalf of all Credit Parties), do any of the following:

                      (a)      increase or extend any Term Loan Commitment of any Lender,

                      (b)      postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

                      (c)      reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document,

                      (d)      change the Pro Rata Share that is required to take any action hereunder,

                      (e)      amend or modify this Section or any provision of this Agreement providing for consent or other action by all Lenders,

                      (f)      other than as permitted by Section 15.11, release Collateral Agent’s Lien in and to any of the Collateral,

                      (g)      change the definition of “Required Lenders,” or “Pro Rata Share”,

                      (h)      other than as set forth in the Intercreditor Agreement, contractually subordinate any of the Collateral Agent’s Liens,

                      (i)      other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release any Borrower or any Guarantor from any obligation for the payment of money,

                      (j)      amend any of the provisions of Section 2.4(b)(i) or (ii),

                      (k)      [intentionally omitted],

                      (l)      change the definition Term Loan Amount, or

                      (m)      amend any of the provisions of Section 15,

and, provided further, however, that no amendment, waiver or consent shall, unless in writing and signed by each Agent, as applicable, affect the rights or duties of such Agent, as applicable, under this Agreement or any other Loan Document. The foregoing notwithstanding, any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of the Credit Parties, shall not require consent by or the agreement of any Credit Party.

          14.2     Replacement of Holdout Lender.

                      (a)     If any action to be taken by the Lender Group or Administrative Agent hereunder requires the unanimous consent, authorization, or agreement of all Lenders, and a Lender (“Holdout Lender”) fails to give its consent, authorization, or agreement, then Administrative Agent, upon at least 5 Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute Lenders (each, a “Replacement Lender”), and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

                      (b)      Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations without any premium or penalty of any kind whatsoever. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 13.1.

          14.3     No Waivers; Cumulative Remedies. No failure by any Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by any Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by any Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by any Agent or any Lender on any occasion shall affect or diminish each Agent’s and each Lender’s rights thereafter to require strict performance by the Credit Parties of any provision of this Agreement. Each Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that any Agent or any Lender may have.

15.     AGENT; THE LENDER GROUP.

          15.1     Appointment and Authorization of Agents.

                      (a)      Each Lender hereby designates and appoints Watershed Administrative as its representative under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Administrative Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this

Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Administrative Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Each Lender hereby designates and appoints WFF as its Collateral Agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Collateral Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Collateral Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Collateral Agent agrees to act as such on the express conditions contained in this Section 15.

                      (b)      The provisions of this Section 15 are solely for the benefit of Agents and the Lenders, and the Credit Parties and their respective Subsidiaries shall have no rights as a third party beneficiary of any of the provisions contained herein. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, no Agent shall have any duties or responsibilities, except those expressly set forth herein, nor shall any Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent; it being expressly understood and agreed that the use of the word “Agent” is for convenience only, that each of Watershed Administrative and WFF is merely the representative of the Lenders, and only has the contractual duties set forth herein. Except as expressly otherwise provided in this Agreement, each Agent shall have and may use their sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that such Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to any Agent, Lenders agree that Agents shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of Borrowers and their Subsidiaries, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Term Loans, for itself or on behalf of Lenders as provided in the Loan Documents, (d) pursuant to the limitations set forth in Section 2.7, receive, apply and distribute the Collections of the Borrowers and their Subsidiaries as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as such Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of the Borrowers and their Subsidiaries, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to the Credit Parties or their respective Subsidiaries, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, (g) incur and pay such Lender Group Expenses as such Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents, and (h) when a Borrower or Guarantor is to be released from its obligations hereunder and under the other Loan Documents as the result of a Permitted Disposition pursuant to clause (e) of the definition of Permitted Dispositions, at Borrowers’ sole expense, execute and deliver discharge or release documents as are reasonably necessary to release such Borrower or Guarantor from its obligations hereunder and under the other Loan Documents.

          15.2     Delegation of Duties. Each Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

          15.3     Liability of Agents. None of the Agent Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by any Credit Party or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agents under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Credit Party or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent- Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of any Credit Party or its Subsidiaries.

          15.4     Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Credit Party or counsel to any Lender), independent accountants and other experts selected by such Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless such Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, such Agent shall act, or refrain from acting, as it deems advisable. If any Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the requisite Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

          15.5     Notice of Default or Event of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Administrative Agent for the account of the Lenders and, except with respect to Events of Default of which any Agent has actual knowledge, unless such Agent shall have received written notice from a Lender or Administrative Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Each Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which such Agent has actual knowledge. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agents shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 8; provided, however, that unless and until Administrative Agent has received any such request, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

          15.6     Credit Decision. Each Lender acknowledges that none of the Agent Related Persons has made any representation or warranty to it, and that no act by any Agent hereinafter taken, including any review of the affairs of any Credit Party and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agents that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of any Credit Party or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents that it will, independently and without reliance upon any Agent- Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agents, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Credit Party or any other Person party to a Loan Document that may come into the possession of any of the Agent Related Persons.

          15.7     Costs and Expenses; Indemnification. Agents may incur and pay Lender Group Expenses to the extent any Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not any Credit Party is obligated to reimburse Agents or Lenders for such expenses pursuant to this Agreement or otherwise. Each Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of any Credit Party and their Subsidiaries received by such Agent to reimburse such Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event any Agent is not reimbursed for such costs and expenses by any Credit Party or their Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to such Agent such Lender’s Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of any Credit Party and without limiting the obligation of the Credit Parties to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for such Lender’s Pro Rata Share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of any Credit Party. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of any Agent.

          15.8     Agent in Individual Capacity.

                      (a)      Watershed Administrative and its Affiliates may make loans to, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Credit Party or its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though Watershed Administrative were not Administrative Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, Watershed Administrative or its Affiliates may receive information regarding a Credit Party or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Credit Party or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Administrative Agent will use its reasonable best efforts to obtain), Administrative Agent shall not be under any obligation to provide such information to them.

                      (b)      WFF and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Credit Party or its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though WFF were not Collateral Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, WFF or its Affiliates may receive information regarding a Credit Party or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Credit Party or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Collateral Agent will use its reasonable best efforts to obtain), Collateral Agent shall not be under any obligation to provide such information to them.

          15.9     Successor Agent.

                      (a)      Any Agent may resign upon 45 days notice to the Lenders (unless such notice is waived by the Required Lenders). If an Agent resigns under this Agreement, the Required Lenders shall appoint a successor for the Lenders. If no successor is appointed prior to the effective date of the resignation of such Agent, Administrative Agent may appoint, after consulting with the Lenders, a successor. The Required Lenders may agree in writing to remove and replace such Agent with a successor from among the Lenders. In any such event, upon the acceptance of its appointment as successor hereunder, such successor shall succeed to all the rights, powers, and duties of the applicable retiring Agent and the term “Agent” shall mean to include such successor and the retiring Agent’s appointment, powers, and duties as such Agent shall be terminated. After any retiring Agent’s resignation hereunder as an Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor has accepted appointment as the applicable Agent by the date which is 45 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of such Agent hereunder until such time, if any, as the Lenders appoint a successor as provided for above.

                      (b)      Notwithstanding the foregoing, if WFF, as initial Collateral Agent hereunder, shall have the right to resign at any time (without regard to the 45 day notice specified in clause (a) above, but with three (3) Business Days prior notice to the Administrative Agent) if WFF reasonably determines that there is a material conflict of interest between the First Lien Lenders and the Lenders hereunder (for the avoidance of doubt, it is not a material conflict of interest solely because WFF is granted a security interest in the Collateral pursuant to the First Lien Loan Documents and the Loan Documents) and (ii) Administrative Agent shall have the right to remove and replace Collateral Agent with a successor Collateral Agent acceptable to Administrative Agent. In any such event, upon the acceptance of its appointment as successor Collateral Agent hereunder, such successor Collateral Agent shall succeed to all the rights, powers, and duties of the resigned or removed Collateral Agent and the term “Collateral Agent” shall mean such successor Collateral Agent and the removed Collateral Agent’s appointment, powers, and duties as Collateral Agent shall be terminated. After any resigned or removed Collateral Agent’s resignation or removal hereunder as Collateral Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent under this Agreement.

                      (c)      Upon the resignation or removal as Collateral Agent hereunder, the retiring or removed Collateral Agent shall (subject to being reimbursed for any out-of-pocket costs and reasonable attorneys fees incurred in connection therewith) promptly (i) to the extent the “Discharge of First Lien Priority Obligations” (as such term is defined in the Intercreditor Agreement) has occurred, transfer to such successor Collateral Agent all items of Collateral then held by such resigning or removed Collateral Agent under the Loan Documents, together with all records and other documents then held by such resigning or removed Collateral Agent that are reasonably necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under the Loan Documents, and (ii) execute and deliver to such successor Collateral Agent such amendments to financing statements, Control Agreements, Collateral Access Agreements and take such other actions, as may be reasonably necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Loan Documents, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations hereunder.

          15.10     Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with the Credit Parties and their respective Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding the Credit Parties or their Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of the Credit Parties or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

          15.11     Collateral Matters.

                        (a)      The Lenders hereby irrevocably authorize Collateral Agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) upon the payment and satisfaction in full by the Credit Parties of all Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Administrative Borrower certifies to Collateral Agent that the sale or disposition is permitted under Section 6.4 of this Agreement or the other Loan Documents (and Collateral Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Credit Party or its Subsidiaries owned any interest at the time the Collateral Agent’s Lien was granted nor at any time thereafter, or (iv) constituting property leased to a Credit Party or its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement. Except as provided above, Collateral Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by Collateral Agent or Administrative Borrower at any time, the Lenders will confirm in writing Collateral Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, however, that (1) Collateral Agent shall not be required to execute any document necessary to evidence such release on terms that, in Collateral Agent’s opinion, would expose Collateral Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Credit Parties in respect of) all interests retained by the Credit Parties, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

                        (b)      Collateral Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by any Credit Party or its Subsidiaries or is cared for, protected, or insured or has been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Collateral Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Collateral Agent may act in any manner it may deem appropriate, in its sole discretion given Collateral Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Collateral Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

          15.12     Restrictions on Actions by Lenders; Sharing of Payments.

                        (a)      Each of the Lenders agrees that it shall not, without the express written consent of Administrative Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Administrative Agent, set off against the Obligations, any amounts owing by such Lender to any Credit Party or its Subsidiaries or any deposit accounts of any Credit Party or its Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Administrative Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against the Borrowers or Guarantors or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

                        (b)      If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Administrative Agent pursuant to the terms of this Agreement, or (ii) payments from Administrative Agent in excess of such Lender’s Pro Rata Share of all such distributions by Administrative Agent, such Lender promptly shall (A) turn the same over to Administrative Agent, in kind, and with such endorsements as may be required to negotiate the same to Administrative Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

          15.13     Agency for Perfection. Collateral Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting the Collateral Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected only by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Collateral Agent thereof, and, promptly upon Collateral Agent’s request therefor shall deliver possession or control of such Collateral to Collateral Agent or in accordance with Collateral Agent’s instructions.

          15.14     Payments by Agent to the Lenders. All payments to be made by Administrative Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Administrative Agent. Concurrently with each such payment, Administrative Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

          15.15     Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Administrative Agent and Collateral Agent to enter into this Agreement, the Intercreditor Agreement, the Third Lien Intercreditor Agreement and the other Loan Documents. Each member of the Lender Group agrees that any action taken by Administrative Agent or Collateral Agent in accordance with the terms of this Agreement, the Intercreditor Agreement, the Third Lien Intercreditor Agreement or the other Loan Documents relating to the Collateral and the exercise by such Agent of its respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

          15.16     Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:

                        (a)      is deemed to have requested that each Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report respecting Borrowers or their Subsidiaries (each a “ Report” and collectively, “Reports”) prepared by or at the request of such Agent, and such Agent shall so furnish each Lender with such Reports,

                        (b)      expressly agrees and acknowledges that each Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

                        (c)      expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that each Agent or other party performing any audit or examination will inspect only specific information regarding Borrowers or their Subsidiaries and will rely significantly upon the Credit Parties’ and their respective Subsidiaries’ books and records, as well as on representations of the Credit Parties’ personnel,

                        (d)      agrees to keep all Reports and other material, non-public information regarding the Credit Parties and their respective Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and

                        (e)      without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Administrative Agent, Collateral Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers; and (ii) to pay and protect, and indemnify, defend and hold each Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by any such Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing: (x) any Lender may from time to time request of Administrative Agent in writing that such Agent provide to such Lender a copy of any report or document provided by the Credit Parties or their respective Subsidiaries to any Agent that has not been contemporaneously provided by the Credit Parties or their respective Subsidiaries to such Lender, and, upon receipt of such request, such Agent promptly shall provide a copy of same to such Lender, (y) to the extent that such Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from the Credit parties or their respective Subsidiaries, any Lender may, from time to time, reasonably request such Agent to exercise such right as specified in such Lender’s notice to such Agent, whereupon such Agent promptly shall request of Administrative Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Administrative Borrower, such Agent promptly shall provide a copy of same to such Lender, and (z) any time that Administrative Agent renders to Administrative Borrower a statement regarding the Loan Account, Administrative Agent shall send a copy of such statement to each Lender.

          15.17     Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of any Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of any Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Term Loan Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Term Loan Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to any Credit Party or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Term Loan Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

16.     WITHHOLDING TAXES.

                        (a)      All payments made by any Credit Party hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes, and in the event any deduction or withholding of Taxes is required, each Credit Party shall comply with the penultimate sentence of this Section 16(a). “Taxes” shall mean, any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein measured by or based on the net income or net profits of any Lender) and all interest, penalties or similar liabilities with respect thereto. If any Taxes are so levied or imposed, each Credit Party agrees to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16(a) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that the Credit Party shall not be required to increase any such amounts if the increase in such amount payable results from such Agent’s or such Lender’s own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction). Each Credit Party will furnish to Administrative Agent as promptly as possible after the date the payment of any Tax is due pursuant to applicable law certified copies of tax receipts evidencing such payment by any Credit Party.

                        (b)      If a Lender claims an exemption from United States withholding tax, Lender agrees with and in favor of Administrative Agent and any Credit Party, to deliver to Administrative Agent:

                                  (i)     if such Lender claims an exemption from United States withholding tax pursuant to its portfolio interest exception, (A) a statement of the Lender, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of any Credit Party (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to any Credit Party within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN, before receiving its first payment under this Agreement and at any other time reasonably requested by Administrative Agent or any Credit Party;

                                  (ii)     if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed and executed IRS Form W-8BEN before receiving its first payment under this Agreement and at any other time reasonably requested by Administrative Agent or any Credit Party;

                                  (iii)     if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form W-8ECI before receiving its first payment under this Agreement and at any other time reasonably requested by Administrative Agent or any Credit Party; or

                                  (iv)     such other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax before receiving its first payment under this Agreement and at any other time reasonably requested by Administrative Agent or any Credit Party.

Lender agrees promptly to notify Administrative Agent and Administrative Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

                        (c)      If a Lender claims an exemption from withholding tax in a jurisdiction other than the United States, Lender agrees with and in favor of Administrative Agent and the Credit Parties, to deliver to Administrative Agent any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement and at any other time reasonably requested by Administrative Agent or Administrative Borrower.

Lender agrees promptly to notify Administrative Agent and Administrative Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

                        (d)      If any Lender claims exemption from, or reduction of, withholding tax and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Credit Parties to such Lender, such Lender agrees to notify Administrative Agent and Administrative Borrower of the percentage amount in which it is no longer the beneficial owner of Obligations of the Credit Parties to such Lender. To the extent of such percentage amount, Administrative Agent and the Credit Parties will treat such Lender’s documentation provided pursuant to Sections 16(b) or 16(c) as no longer valid. With respect to such percentage amount, Lender may provide new documentation, pursuant to Sections 16(b) or 16(c), if applicable.

                        (e)      If any Lender is entitled to a reduction in the applicable withholding tax, Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (b) or (c) of this Section 16 are not delivered to Administrative Agent, then Administrative Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

                        (f)      If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender due to a failure on the part of the Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Administrative Agent harmless for all amounts paid, directly or indirectly, by Administrative Agent, as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Administrative Agent under this Section 16, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of Administrative Agent.

17.     GENERAL PROVISIONS.

          17.1     Effectiveness. This Agreement shall be binding and deemed effective when executed by the Credit Parties, each Agent, and each Lender whose signature is provided for on the signature pages hereof.

          17.2     Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

          17.3     Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or the Credit Parties, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

          17.4     Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

          17.5     [Intentionally Omitted].

          17.6     Lender-Creditor Relationship. The relationship between the Lenders and Agents, on the one hand, and the Credit Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to the Credit Parties arising out of or in connection with, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Credit Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

          17.7     Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

          17.8     Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Borrower or Guarantor or the transfer to the Lender Group of any property should for any reason subsequently be declared to be void or voidable under any state, provincial or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Borrowers or Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

          17.9     Confidentiality.

                        (a)      Agents and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding the Credit Parties and their respective Subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by Agents and the Lenders in a confidential manner, and shall not be disclosed by Agents and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group, (ii) to Subsidiaries and Affiliates of any member of the Lender Group, provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (iv) as may be agreed to in advance by Administrative Borrower or its Subsidiaries or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (v) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agents or the Lenders), (vi) in connection with any actual or potential assignment, participation or pledge of any Lender’s interest under this Agreement, provided that any such assignee, potential assignee, participant, or pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section, (vii) in connection with any actual or potential assignment, sale, pledge or other transfer of all or any portion of any interest under the Watershed Third Lien Note, provided that any such actual or potential assignee, purchaser, pledgee, or transferee shall have agreed in writing to receive such information hereunder subject to the terms of this Section, and (viii) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents. The provisions of this Section 17.9(a) shall survive for 2 years after the payment in full of the Obligations.

                        (b)      Anything in this Agreement to the contrary notwithstanding, each Agent may provide information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services.

          17.10     Lender Group Expenses. The Credit Parties agree to pay any and all Lender Group Expenses promptly after demand therefor by Administrative Agent or Collateral Agent and agrees that their obligations contained in this Section 17.10 shall survive payment or satisfaction in full of all other Obligations.

          17.11     USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act") hereby notifies Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrowers, which information includes the name and address of Borrowers and other information that will allow such Lender to identify Borrowers in accordance with the Act.

          17.12     Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

          17.13     Parent as Agent for Borrowers. Each Borrower hereby irrevocably appoints Parent as the borrowing Administrative Agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Administrative Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide Administrative Agent with all notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral of Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower or any other Credit Party as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral of Borrowers as herein provided, (b) the Lender Group’s relying on any instructions of the Administrative Borrower, or (c) any other action taken by the Lender Group hereunder or under the other Loan Documents, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.13 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.

          17.14     Release of Borrower or Guarantor. When a Borrower or Guarantor is to be released from its obligations hereunder and under the other Loan Documents as the result of a Permitted Disposition pursuant to clause (e) of the definition of Permitted Dispositions, each Agent shall, at Borrowers’ sole expense, execute and deliver termination, discharge or release documents as are reasonably necessary to release such Borrower or Guarantor from its obligations hereunder and under the other Loan Documents and to release any security interests on the assets of such Borrower or Guarantor granted pursuant to the Loan Documents.

          17.15     Intercreditor Agreement. Anything herein to the contrary notwithstanding, the Liens and security interests securing the Obligations evidenced by this Agreement, the exercise of any right or remedy with respect thereto, and certain of the rights of the Agents and Lenders hereof are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.

          [Signature pages to follow.]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

ASCENDIA BRANDS, INC.,
a Delaware corporation

By:	/s/ Joseph A. Falsetti
Name:	Joseph A. Falsetti
Title:	President & Chief Executive Officer

HERMES ACQUISITION COMPANY I LLC,
a Delaware limited liability company

By:	Ascendia Brands, Inc., as Manager

By:	/s/ Joseph A. Falsetti
Name:	Joseph A. Falsetti
Title:	President & Chief Executive Officer

CENUCO, INC.,
a Florida corporation

By:	/s/ Robert Picow
Name:	Robert Picow
Title:	President

[Signature Page to Second Lien Credit Agreement]

ASCENDIA REAL ESTATE LLC,
a New York limited liability company

By:	Hermes Acquisition Company I LLC, as Manager

By:	Ascendia Brands, Inc., as Manager

By:	/s/ Joseph A. Falsetti
Name:	Joseph A. Falsetti
Title:	President & Chief Executive Officer

ASCENDIA BRANDS CO., INC.,
a New Jersey corporation

By:	/s/ Joseph A. Falsetti
Name:	Joseph A. Falsetti
Title:	President & Chief Executive Officer

LANDER CO., INC.,
a Delaware corporation

By:	/s/ Franco S. Pettinato
Name:	Franco S. Pettinato
Title:	Chief Licensing & Technology Officer

LANDER INTANGIBLES CORPORATION,
a Delaware corporation

By:	/s/ Franco S. Pettinato
Name:	Franco S. Pettinato
Title:	Chief Licensing & Technology Officer

[Signature Page to Second Lien Credit Agreement]

WELLS FARGO FOOTHILL, INC.,
a California corporation, as Collateral Agent

/s/ Katherine L. McDonald
By:	Katherine L. McDonald
Title:	Vice President, Underwriter

WATERSHED ADMINISTRATIVE, LLC,
a Delaware, limited liability company, as Administrative Agent

By: Watershed Asset Management, L.L.C., its Member

/s/ Meridee A. Moore
By:	Meridee A. Moore
Title:	Senior Managing Member

WATERSHED CAPITAL PARTNERS, L.P.

By:	WS Partners, L.L.C., its General Partner

By:	/s/ Meridee A. Moore

Name:	Meridee A. Moore
Title:	Senior Managing Member

WATERSHED CAPITAL INSTITUTIONAL PARTNERS, L.P.

By:	WS Partners, L.L.C., its General Partner

By	/s/ Meridee A. Moore

Name:	Meridee A. Moore
Title:	Senior Managing Member

[Signature Page to Second Lien Credit Agreement]

-i-

	3.5	Early Termination by Borrowers	18
4.	REPRESENTATIONS AND WARRANTIES		19
	4.1	No Encumbrances	19
	4.2	Eligible Accounts	19
	4.3	Eligible Inventory	19
	4.4	Equipment	19
	4.5	Location of Inventory and Equipment	19
	4.6	Inventory Records	20
	4.7	Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims	20
	4.8	Due Organization and Qualification; Subsidiaries	20
	4.9	Due Authorization; No Conflict	21
	4.10	Litigation	23
	4.11	No Material Adverse Change	23
	4.12	Fraudulent Transfer	23
	4.13	Employee Benefits	23
	4.14	[Intentionally Omitted]	24
	4.15	Environmental Condition	24
	4.16	Intellectual Property	25
	4.17	Leases	26
	4.18	Deposit Accounts and Securities Accounts	26
	4.19	Complete Disclosure	27
	4.20	Indebtedness	27
	4.21	Material Contracts	27
	4.22	Acquisition Documents	27
	4.23	First Lien Loan Documents	29
	4.24	Third Lien Loan Documents	29
	4.25	[Intentionally Omitted]	29
	4.26	Product Liability Claims	29
	4.27	Suppliers and Customers	29
	4.28	Customer Accommodations	29

-ii-

	4.29	Labor Matters	29
	4.30	Non-Assignable Assets	30
	4.31	Licensed Products and Licensed Patents	30
	4.32	Maintenance of Corporate Formalities	30
	4.33	Permits	30
	4.34	Certain Contracts	30
5.	AFFIRMATIVE COVENANTS		30
	5.1	Accounting System	30
	5.2	Collateral Reporting	31
	5.3	Financial Statements, Reports, Certificates	31
	5.4	Guarantor Reports	31
	5.5	Inspection	31
	5.6	Maintenance of Properties	31
	5.7	Taxes	31
	5.8	Insurance	32
	5.9	Location of Inventory and Equipment	32
	5.10	Compliance with Laws	32
	5.11	Leases	32
	5.12	Existence	33
	5.13	Environmental	33
	5.14	Disclosure Updates	33
	5.15	Control Agreements	33
	5.16	Formation of Subsidiaries	33
	5.17	Further Assurances	34
	5.18	ERISA Compliance	34
	5.19	Material Contracts	35
	5.20	Acquisition Transaction	36
	5.21	First Lien Loan Documents	36
	5.22	Third Lien Loan Documents	36
	5.23	Assumption of Intellectual Property Licenses	36
	5.24	Notice of Acquisition of Stock of Parent	37

-iii-

	5.25	Treatment of Credit Parties	37
	5.26	Post Closing Covenants	37
	5.27	Material Non-Public Information	38
	5.28	M2 Consulting Agreement	40
6.	NEGATIVE COVENANTS		40
	6.1	Indebtedness	40
	6.2	Liens	41
	6.3	Restrictions on Fundamental Changes	41
	6.4	Disposal of Assets	42
	6.5	Change Name	42
	6.6	Nature of Business	42
	6.7	Prepayments and Amendments	42
	6.8	[Intentionally Omitted.]	43
	6.9	Consignments	43
	6.10	Distributions	43
	6.11	Accounting Methods	43
	6.12	Investments	43
	6.13	Transactions with Affiliates	44
	6.14	Use of Proceeds	44
	6.15	Inventory and Equipment with Bailees	44
	6.16	Financial Covenants	44
	6.17	Acquisition Documents	46
	6.18	ERISA	46
7.	EVENTS OF DEFAULT		47
8.	THE LENDER GROUP’S RIGHTS AND REMEDIES		49
	8.1	Rights and Remedies	49
	8.2	Remedies Cumulative	50
9.	TAXES AND EXPENSES		50
10.	WAIVERS; INDEMNIFICATION		51
	10.1	Demand; Protest; etc	51
	10.2	The Lender Group’s Liability for Collateral	51

-iv-

	10.3	Indemnification	51
11.	NOTICES		52
12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER		53
13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS		54
	13.1	Assignments and Participations	54
	13.2	Successors	57
14.	AMENDMENTS; WAIVERS		58
	14.1	Amendments and Waivers	58
	14.2	Replacement of Holdout Lender	59
	14.3	No Waivers; Cumulative Remedies	59
15.	AGENT; THE LENDER GROUP		59
	15.1	Appointment and Authorization of Agents	59
	15.2	Delegation of Duties	61
	15.3	Liability of Agents	61
	15.4	Reliance by Agents	61
	15.5	Notice of Default or Event of Default	61
	15.6	Credit Decision	62
	15.7	Costs and Expenses; Indemnification	62
	15.8	Agent in Individual Capacity	63
	15.9	Successor Agent	64
	15.10	Lender in Individual Capacity	65
	15.11	Collateral Matters	65
	15.12	Restrictions on Actions by Lenders; Sharing of Payments	66
	15.13	Agency for Perfection	66
	15.14	Payments by Agent to the Lenders	67
	15.15	Concerning the Collateral and Related Loan Documents	67
	15.16	Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	67
	15.17	Several Obligations; No Liability	68
16.	WITHHOLDING TAXES		69
17.	GENERAL PROVISIONS		71

-v-

17.1	Effectiveness	71
17.2	Section Headings	71
17.3	Interpretation	71
17.4	Severability of Provisions	71
17.5	[Intentionally Omitted]	71
17.6	Lender-Creditor Relationship	71
17.7	Counterparts; Electronic Execution	71
17.8	Revival and Reinstatement of Obligations	72
17.9	Confidentiality	72
17.10	Lender Group Expenses	72
17.11	USA PATRIOT Act	73
17.12	Integration	73
17.13	Parent as Agent for Borrowers	73
17.14	Release of Borrower or Guarantor	73
17.15	Intercreditor Agreement	74

-vi-

          EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	[Intentionally Omitted]
Exhibit C-1	Form of Compliance Certificate
Exhibit L-1	Form of LIBOR Notice

Schedule A-1	Administrative Agent’s Account
Schedule A-2	Authorized Persons
Schedule D-1	Designated Account
Schedule C-1	Term Loan Commitments
Schedule P-1	Permitted Dispositions
Schedule P-2	Permitted Liens
Schedule R-1	Real Property Collateral
Schedule 1.1	Definitions
Schedule 2.7(a)	Cash Management Banks
Schedule 3.1	Conditions Precedent
Schedule 4.5	Locations of Inventory and Equipment
Schedule 4.7(a)	States of Organization
Schedule 4.7(b)	Chief Executive Offices
Schedule 4.7(c)	Organizational Identification Numbers
Schedule 4.7(d)	Commercial Tort Claims
Schedule 4.8(b)	Capitalization of Credit Parties
Schedule 4.8(c)	Capitalization of Credit Parties’ Subsidiaries
Schedule 4.10	Litigation
Schedule 4.13(a)	Plans
Schedule 4.13(c)	ERISA Events
Schedule 4.13(d)	Benefits to Retired or Former Employees
Schedule 4.15	Environmental Matters
Schedule 4.16	Intellectual Property
Schedule 4.18	Deposit Accounts and Securities Accounts
Schedule 4.20	Permitted Indebtedness
Schedule 4.21	Material Contracts
Schedule 4.26	Product Liability Claims
Schedule 4.27	Suppliers and Customers
Schedule 4.28	Customer Accommodations
Schedule 4.31	Non-Assignable Assets, Licensed Products and Licensed Patents
Schedule 4.33	Permits
Schedule 4.34	Certain Contracts
Schedule 5.2	Collateral Reporting
Schedule 5.3	Financial Statements, Reports, Certificates
Schedule 5.12	Exceptions to Existence Covenant
Schedule 6.3	Permitted Fundamental Changes
Schedule 6.6	Nature of Business

Schedule 1.1

As used in the Agreement, the following terms shall have the following definitions:

               “Account” means an account (as that term is defined in the Code).

               “Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

               “Acquisition” means (a) a Stock Acquisition, or (b) an Asset Acquisition, as the context requires.

               “Acquisition Agreement” has the meaning specified therefor in the Recitals to this Agreement.

               “Acquisition Documents” means the Acquisition Agreement, the Transition Services Agreement and the other documents, instruments and agreements executed and delivered in connection with the Acquisition Transaction, or otherwise relating thereto, including the Seller Note.

               “Acquisition Transaction” has the meaning specified therefor in the Recitals to this Agreement.

               “Acquired Assets” has the meaning specified therefor in the Recitals to this Agreement.

               “Act” has the meaning specified therefor in Section 17.11.

               “Additional Documents” has the meaning specified therefor in Section 5.17.

               “Administrative Agent” has the meaning specified therefor in the preamble to the Agreement.

               “Administrative Agent’s Account” means the Deposit Account of Administrative Agent identified on Schedule A-1.

               “Administrative Borrower” has the meaning specified therefor in Section 17.13.

               “Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of Section 6.13 of the Agreement: (a) any Person which owns directly or indirectly 10% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

               “Agents” means collectively, the Administrative Agent and the Collateral Agent.

               “Agent-Related Persons” means each Agent, together with each of their respective Affiliates, officers, directors, employees, attorneys, and agents.

               “Agreement” means the Credit Agreement to which this Schedule 1.1 is attached.

               “Applicable Prepayment Premium” means, with respect to any prepayment made under Section 2.4(c) and 2.4 (e) (other than any prepayment made pursuant to Section 2.4(c)(ii) (with respect to those proceeds that are received from Permitted Dispositions and from insurance, casualty loss or business interruption), Section 2.4(c)(iii) (with respect to only those proceeds that are received pursuant to clause (c) of the definition of “Extraordinary Receipts) and 2.4(c)(v)) a prepayment fee equal to: (i) if such prepayment is made on or prior to the 1st anniversary of the Closing Date: 6% of the principal amount prepaid; (ii) thereafter, if on or prior to the 2nd anniversary of the Closing Date: 3% of the principal amount prepaid; (iii) thereafter, if on or prior to the 3rd anniversary of the Closing Date: 2% of the principal amount prepaid; (iv) thereafter, if on or prior to the 4th anniversary of the Closing Date: 1% of the principal amount prepaid; and (v) thereafter, 0% of the principal amount prepaid.

               “Ascendia” means Ascendia Brands Inc., a Delaware corporation.

               “Asset Acquisition” means the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of any other Person.

               “Assignee” has the meaning specified therefor in Section 13.1(a).

               “Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.

               “Authorized Person” means any one of the individuals identified on Schedule A-2.

               “Availability” means “Availability” as such term is defined in the First Lien Credit Agreement, in each case, as amended, modified, supplemented, restated, renewed, extended, refinanced or replaced from time to time in accordance with the terms thereof and the terms of the Agreement and the Intercreditor Agreement.

               “Bankruptcy Code” means (a) title 11 of the United States Code, (b) the Bankruptcy and Insolvency Act (Canada) or (c) the Companies’ Creditors Arrangement Act (Canada) or any similar legislation in a relevant jurisdiction, each as applicable and in effect from time to time.

               “Base LIBOR Rate” means the rate per annum, determined by Administrative Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate, to be the rate at which Dollar deposits (for delivery on the first day of the requested Interest Period) are offered to major banks in the London interbank market 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Administrative Borrower in accordance with the Agreement, which determination shall be conclusive in the absence of manifest error.

               “Base Rate” means the greater of (a) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate and (b) 7.50% per annum.

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               “Base Rate Loan” means the portion of the Term Loans that bears interest at a rate determined by reference to the Base Rate.

               “Base Rate Margin” means, as of any date of determination in the case of Term Loans that are Base Rate Loans, 8.00 percentage points per annum.

               “Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which any Credit Party or any Subsidiary or ERISA Affiliate of any Credit Party has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

               “Board of Directors” means the board of directors (or comparable managers) of Parent or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

               “Borrower” and “Borrowers” have the respective meanings specified therefor in the preamble to the Agreement.

               “Borrowing Base” means “Borrowing Base” as such term is defined in the First Lien Credit Agreement, as amended, modified, supplemented, restated, renewed, extended, refinanced or replaced from time to time in accordance with the terms thereof and the terms of the Agreement and the Intercreditor Agreement.

               “Borrowing Base Certificate” means “Borrowing Base Certificate” as such term is defined in the First Lien Credit Agreement, as amended, modified, supplemented, restated, renewed, extended, refinanced or replaced from time to time in accordance with the terms thereof and the terms of the Agreement and the Intercreditor Agreement.

               “Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of New York, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

               “Calgon License Documents” means that certain Consent and Amendment Agreement effective as of January 11, 2007 by and among Calgon Corporation, Coty Inc., Reckitt Benckiser N.V., Joh. A. Benckiser SE, Coty Canada Inc., Coty US LLC (f/k/a Coty US Inc.) and certain of the Borrowers.

               “Canadian Guarantee” means that certain Guarantee executed and delivered by Lander Canada in favor of the Collateral Agent for the benefit of the Lender Group and the Administrative Agent, in form and substance satisfactory to the Administrative Agent.

               “Canadian Security Agreement” means a security agreement, in form and substance satisfactory to Administrative Agent, executed and delivered by Lander Canada to Collateral Agent and Administrative Agent.

               “Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed.

               “Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

               “Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

3

               “Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or Canada or issued by any agency thereof and backed by the full faith and credit of the United States or Canada, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any province or territory of Canada or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”) or such other comparable rating agencies in Canada, (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s or such other comparable rating agencies in Canada, (d) certificates of deposit or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or Canada or any province or territory thereof, in each case having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof or Canada or any province or territory thereof, in each case so long as the amount maintained with any such other bank is less than or equal to $100,000 and is insured by the Federal Deposit Insurance Corporation, and (f) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (e) above.

               “Cash Management Account” has the meaning specified therefor in Section 2.7(a).

               “Cash Management Agreements” means those certain cash management agreements, in form and substance satisfactory to Administrative Agent, each of which is among a Credit Party, First Lien Agent, Collateral Agent, Third Lien Agent and one of the Cash Management Banks.

               “Cash Management Bank” has the meaning specified therefor in Section 2.7(a).

               “Change of Control” means that (a) entities managed by or affiliated with Prentice cease to hold (i) securities of Parent having an aggregate Stated Value of Forty Million Dollars ($40,000,000) or (ii) less than 898,000 shares of common stock of Parent, (b) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 25%, or more, of the Stock of Parent having the right to vote for the election of members of the Board of Directors, (c) a majority of the members of the Board of Directors do not constitute Continuing Directors or (d) except as permitted pursuant to Section 6.3 or 6.4, Parent fails to own and control, directly or indirectly, 100% of the Stock of each of its Subsidiaries.

               “Closing Date” means the date of the making of the Term Loans hereunder after satisfaction or waiver of the conditions precedent set forth in Sections 3.1 and 3.2 of the Agreement.

               “Code” means the New York Uniform Commercial Code, as in effect from time to time, and when used to describe a category or categories of Collateral owned or hereafter acquired by Lander Canada, such term shall mean the equivalent category or categories of Collateral set out under the PPSA.

               “Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Credit Party in or upon which a Lien is granted under any of the Loan Documents.

               “Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Credit Party’s or its Subsidiaries’ books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Administrative Agent.

4

               “Collateral Agent” has the meaning specified therefor in the preamble to this Agreement.

               “Collateral Agent’s Liens” means the Liens granted by any Credit Party to Collateral Agent under the Loan Documents.

               “Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

               “Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of Parent to Administrative Agent.

               “Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Parent and whose initial assumption of office resulted from such contest or the settlement thereof.

               “Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Administrative Agent, executed and delivered by a Credit Party, Collateral Agent, First Lien Agent, Third Lien Agent and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

               “Copyright Security Agreement” has the meaning specified therefor in the Security Agreement.

               “Credit Parties” means, collectively, Borrowers and the Guarantors, and “Credit Party” means any one of them.

               “Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

               “Defaulting Borrower Rate” means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Term Loans that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).

               “Deposit Account” means any deposit account (as that term is defined in the Code).

               “Designated Account” means the Deposit Account of Administrative Borrower identified on Schedule D-1.

               “Designated Account Bank” has the meaning specified therefor in Schedule D-1.

               “Discharge of First Lien Priority Obligations” means the “Discharge of First Lien Priority Obligations” as such term is defined in the Intercreditor Agreement.

               “Dollars” or “$” means United States dollars.

               “Earn-Out Payment” means the payment of the Additional Purchase Price (as such term is defined in the Acquisition Agreement (as in effect on the Closing Date without any amendment or modification thereto)).

5

               “EBITDA” means, with respect to any fiscal period, Parent’s and its Subsidiaries’ consolidated net earnings (or loss), minus extraordinary gains and interest income, plus interest expense, income taxes, depreciation and amortization, non-cash extraordinary losses, non-cash non- recurring charges, and cash payments relating to employment agreements made prior to February 28, 2008 in an amount not to exceed $2,900,000 in the aggregate, in each case, determined on a consolidated basis in accordance with GAAP. For the purposes of calculating EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”), if at any time during such Reference Period (and after the Closing Date) Borrowers or any of their Subsidiaries shall have made a Permitted Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto in accordance with Regulation S-X promulgated under the Exchange Act or in such other manner acceptable to the Administrative Agent as if the Permitted Acquisition occurred on the first day of such Reference Period.

               “8-K Filing” has the meaning specified therefor in Section 5.27.

               “8-K Filing Date” has the meaning specified therefor in Section 5.27.

               “Eligible Accounts” means “Eligible Accounts” as such term is defined in the First Lien Credit Agreement, as amended, modified, supplemented, restated, renewed, extended, refinanced or replaced from time to time in accordance with the terms thereof and the terms of the Agreement and the Intercreditor Agreement.

               “Eligible Inventory” means “Eligible Inventory” as such term is defined in the First Lien Credit Agreement, as amended, modified, supplemented, restated, renewed, extended, refinanced or replaced from time to time in accordance with the terms thereof and the terms of the Agreement and the Intercreditor Agreement.

               “Eligible Transferee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, financial institution, or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $250,000,000, (d) any Affiliate (other than individuals) of a Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Transferee for all purposes hereof), (e) so long as no Event of Default has occurred and is continuing, any other Person approved by Administrative Agent and Administrative Borrower (which approval of Administrative Agent and Administrative Borrower shall not be unreasonably withheld, delayed, or conditioned), and (f) during the continuation of an Event of Default, any other Person approved by Administrative Agent; provided, that neither Parent nor any Affiliate of Parent shall, in any event, be an Eligible Transferee.

               “Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of any Credit Party, any Subsidiary of a Credit Party, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Credit Party, any Subsidiary of a Credit Party, or any of their predecessors in interest.

               “Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or

6

administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Credit Party or any Subsidiary of a Credit Party, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time, and any state, provincial and local or foreign counterparts or equivalents.

               “Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

               “Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

               “Equipment” means equipment (as that term is defined in the Code).

               “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

               “ERISA Affiliate” means each business or entity which is, or within the last six years was, a member of a “controlled group of corporations”, under “common control” or an “affiliated service group” with a Credit Party or any its Subsidiaries within the meaning of Section 414(b), (c) or (m) of the IRC, required to be aggregated with a Credit Party or any of its Subsidiaries under Section 414(o) of the IRC, or is, or within the last six years was, under “common control” with a Credit Party or any of its Subsidiaries, within the meaning of Section 4001(a)(14) of ERISA.

               “ERISA Event” means (a) a reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section with respect to a Pension Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; (b) the applicability of the requirements of Section 4043(b) of ERISA with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, to any Pension Plan where an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such plan within the following 30 days; (c) a withdrawal by any Credit Party, any of their respective Subsidiaries, or any ERISA Affiliate from a Pension Plan or the termination of any Pension Plan resulting in liability under Sections 4063 or 4064 of ERISA; (d) the withdrawal of any Credit Party, any of their respective Subsidiaries, or ERISA Affiliate in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any Credit Party, any of their respective Subsidiaries, or ERISA Affiliate of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA; (e) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) the imposition of liability on any Credit Party, any of their respective Subsidiaries, or any ERISA Affiliate pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the failure by any Credit Party, any of their respective Subsidiaries, or any ERISA Affiliate to make any required contribution to a Plan, or the failure to meet the minimum funding standard of Section 412 of the IRC with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the IRC) or the failure to make by its due date a required installment under Section 412(m) of the IRC with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan, except, in all cases, for a failure that is promptly and fully corrected to Agent’s reasonable satisfaction; (h) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to

7

administer, any Pension Plan or Multiemployer Plan; (i) the imposition of any liability under Title I or Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Credit Party, any of their respective Subsidiaries or any ERISA Affiliate; (j) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the IRC with respect to any Pension Plan; (k) the occurrence of a non exempt prohibited transaction under Sections 406 or 407 of ERISA which reasonably could be expected to result in material liability for any Credit Party, or any of their respective Subsidiaries; (l)  a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the IRC by any fiduciary or disqualified person for which any Credit Party, any of their respective Subsidiaries or any ERISA Affiliate may reasonably be expected to incur material liability; (m) the occurrence of an act or omission which could give rise to the imposition on any Credit Party, any of their respective Subsidiaries, or any ERISA Affiliate of fines, penalties, taxes or related charges under Chapter 43 of the IRC or under Sections 409, 502(c), (i) or (1) or 4071 of ERISA; (n) the assertion of a material claim (other than routine claims for benefits) against any Plan or the assets thereof, or against any Credit Party, or any their respective Subsidiaries in connection with any such plan; (o) receipt from the Internal Revenue Service of notice of the failure of any Qualified Plan to qualify under Section 401(a) of the IRC, or the failure of any trust forming part of any Qualified Plan to fail to qualify for exemption from taxation under Section 501(a) of the IRC; (p) the imposition of any lien on any of the rights, properties or assets of any Credit Party, any of their respective Subsidiaries, or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions of the IRC or to Section 401(a)(29) or 412 of the IRC; or (q) the establishment or amendment by any Credit Party, or any of their respective Subsidiaries, of any “welfare plan”, as such term is defined in Section 3(1) of ERISA, that provides post-employment welfare benefits in a manner that would increase the liability of any Credit Party, or any of their respective Subsidiaries.

               “Event of Default” has the meaning specified therefor in Section 7.

               “Excess Availability” means, as of any date of determination, “Excess Availability” as such term is defined in the First Lien Credit Agreement, as amended, modified, supplemented, restated, renewed, extended, refinanced or replaced from time to time in accordance with the terms thereof and the terms of the Agreement and the Intercreditor Agreement.

               “Excess Cash Flow” means, with respect to any fiscal period and with respect to Parent determined on a consolidated basis in accordance with GAAP (a) TTM EBITDA, minus (b) the sum of (i) the cash portion of Interest Expense paid during such fiscal period, (ii) the cash portion of income taxes paid during such period, (iii) all scheduled principal payments made in respect of the Term Loans and the First Lien Term Loans during such period, and (iv) the cash portion of Capital Expenditures (net of (y) any proceeds reinvested in accordance with the proviso to Section 2.4(c) (ii) of the Agreement, and (z) any proceeds of related financings with respect to such expenditures) made during such period.

               “Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

               “Existing Convertible Note” means that certain Amended and Restated Senior Secured Convertible Note dated December 30, 2006 in an original principal amount of $91,000,000 entered into between Ascendia and the buyers party thereto.

               “Existing Lender” means The CIT Group/Commercial Services, Inc.

               “Extraordinary Receipts” means any Net Cash Proceeds in excess of $250,000 in the aggregate received by any Credit Party or any of its Subsidiaries not in the ordinary course of business, including (a) foreign, United States, state or local tax refunds, (b) pension plan reversions, (c) proceeds of insurance (including key man life insurance, but excluding any casualty insurance and business interruption insurance), (d) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (e) indemnity payments, and (f) any purchase price adjustment received in connection with any purchase agreement.

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               “Fee Letter” means that certain fee letter between Borrowers and Administrative Agent, in form and substance satisfactory to Administrative Agent.

               “First Lien Agent” means WFF, in its capacity as administrative agent for the First Lien Lenders, together with its successors and assigns acting in such capacity.

               “First Lien Agent’s Account” means the “Agent’s Account” as such term is defined in the First Lien Credit Agreement.

               “First Lien Credit Agreement” means that certain Credit Agreement, dated as of the date hereof, by and among First Lien Agent, First Lien Lenders, and Borrowers pursuant to which the First Lien Lenders agree to provide to Borrowers revolving commitments and term loans in an aggregate original principal amount of $110,000,000, as amended, modified, supplemented, restated, renewed, extended, refinanced or replaced from time to time in accordance with the terms thereof and the terms of the Agreement and the Intercreditor Agreement.

               “First Lien Indebtedness” means any and all Indebtedness of any Borrower, any Guarantor or their respective Subsidiaries arising under or in connection with any First Lien Loan Documents.

               “First Lien Lenders” means the Persons from time to time party to the First Lien Credit Agreement as lenders.

               “First Lien Loan Documents” means (a) the First Lien Credit Agreement and (b) the other “Loan Documents” as such term is defined in the First Lien Credit Agreement, in each case, as amended, modified, supplemented, restated, renewed, extended, refinanced or replaced from time to time in accordance with the terms thereof and the terms of the Agreement and the Intercreditor Agreement.

               “First Lien Obligations” means the “Obligations” as such term is used in the First Lien Credit Agreement, as amended, modified, supplemented, restated, renewed, extended, refinanced or replaced from time to time in accordance with the terms thereof and the terms of the Agreement and the Intercreditor Agreement.

               “Fixed Charges” means, with respect to any fiscal period and with respect to Parent and its Subsidiaries determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) cash Interest Expense required to be paid during such period and (b) principal payments in respect of Indebtedness that are required to be paid in cash during such period.

               “Fixed Charge Coverage Ratio” means, for any period, the ratio of (i) EBITDA for such period minus Capital Expenditures made (to the extent not already incurred in a prior period and to the extent not financed other than with proceeds of loans made hereunder) or incurred during such period and minus all federal, state and local income taxes paid in cash during such period, to (ii) Fixed Charges for such period.

               “Funded Indebtedness” means, as of any date of determination, all indebtedness for borrowed money or letters of credit of Parent, determined on a consolidated basis in accordance with GAAP, that by its terms matures more than one year after the date of calculation, and any such Indebtedness maturing within one year from such date that is renewable or extendable at the option of Parent or its Subsidiaries, as applicable, to a date more than one year from such date, including, in any event, but without duplication, with respect to Parent and its Subsidiaries, the Revolver Usage, the Term Loans, and the First Lien Term Loans, but excluding the Seller Note and the Third Lien Indebtedness.

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               “Funding Losses” has the meaning specified therefor in Section 2.13(b)(ii).

               “GAAP” means generally accepted accounting principles as in effect from time to time in the United States (or with respect to Lander Canada, Canada), consistently applied.

               “Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

               “Governmental Authority” means any federal, state, provincial, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

               “Guarantors” means (a) Lander Canada and (b) each Subsidiary of a Borrower that executes a Guaranty after the Closing Date in accordance with Section 5.16, and “Guarantor” means any one of them.

               “Guaranty” means (a) means that certain general continuing guaranty executed and delivered by each Guarantor, in favor of Administrative Agent, for the benefit of the Lender Group, in form and substance satisfactory to Administrative Agent, and (b) any other guaranty at any time executed and delivered by any other Guarantor in favor of Administrative Agent, for the benefit of the Lender Group, whether by execution of a joinder to the guaranty described in the foregoing clause (a) or otherwise.

               “Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

               “Hedge Agreement” means any and all agreements, or documents now existing or hereafter entered into by any Credit Party or any of its Subsidiaries that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging such Credit Party’s or any of its Subsidiaries’ exposure to fluctuations in interest or exchange rates, loan, credit exchange, security, or currency valuations or commodity prices.

               “Holdout Lender” has the meaning specified therefor in Section 14.2(a).

               “Indebtedness” means (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of a Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations owing under Hedge Agreements, and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above.

               “Indemnified Liabilities” has the meaning specified therefor in Section 10.3.

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               “Indemnified Person” has the meaning specified therefor in Section 10.3.

               “Information Receipt Election” has the meaning specified therefor in Section 5.27.

               “Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

               “Intellectual Property” has the meaning specified therefor in the Security Agreement.

               “Intercompany Subordination Agreement” means a subordination agreement executed and delivered by the Credit Parties, each of their respective Subsidiaries, and Administrative Agent, the form and substance of which is satisfactory to Administrative Agent.

               “Intercreditor Agreement” means an intercreditor agreement executed and delivered by Administrative Agent, Collateral Agent and First Lien Agent, and acknowledged and consented to by each Borrower, as amended, modified, supplemented or restated from time to time.

               “Interest Expense” means, for any period, the aggregate of the interest expense of Parent and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

               “Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, or 3 or 6 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, or 3 or 6 months after the date on which the Interest Period began, as applicable, and (e) Borrowers (or Administrative Borrower on behalf thereof) may not elect an Interest Period which will end after the Maturity Date.

               “Inventory” means inventory (as that term is defined in the Code).

               “Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practice), purchases or other acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

               “IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

               “Lander Canada” means Lander Co. Canada Limited, an Ontario limited company.

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               “Lender” and “Lenders” have the respective meanings set forth in the preamble to the Agreement, and shall include any other Person made a party to the Agreement in accordance with the provisions of Section 13.1.

               “Lender Group” means, individually and collectively, each of the Lenders and each Agent.

               “Lender Group Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by a Credit Party or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) fees or charges paid or incurred by an Agent in connection with the Lender Group’s transactions with the Credit Party or their respective Subsidiaries, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) reasonable costs and expenses incurred by Administrative Agent in the disbursement of funds to Borrowers or other members of the Lender Group (by wire transfer or otherwise), (d) charges paid or incurred by Administrative Agent resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) reasonable audit fees and expenses of Administrative Agent related to any inspections or audits to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with any Credit Party or any Subsidiary of a Credit Party, (h) Administrative Agent’s (and, if an Event of Default shall have occurred and be continuing, the Lenders’) reasonable costs and expenses (including attorneys fees) incurred in advising, structuring, drafting, reviewing, administering, syndicating (including rating the Term Loans), or amending the Loan Documents, (i) each Agent’s and each Lender’s reasonable costs and expenses (including attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Credit Party or any Subsidiary of a Credit Party or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral and (j) each Agent’s and each Lender’s costs and expenses (including attorneys, accountants, consultants, and other advisors fees and expenses) incurred following the occurrence and during the continuance of an Event of Default or an “Event of Default” (as such term is defined in the First Lien Credit Agreement).

               “Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

               “Leverag e Ratio” means, as of any date of determination, (a) the amount of Parent’s Funded Indebtedness as of such date, divided by (b) TTM EBITDA; provided, that (i) for the three-month period ended May 31, 2007, TTM EBITDA for purposes of this definition shall equal EBITDA for such three-month period multiplied by four, (ii) for the six-month period ended August 31, 2007, TTM EBITDA for purposes of this definition shall equal EBITDA for such six-month period multiplied by two, and (iii) for the nine-month period ended November 30, 2007, TTM EBITDA for purposes of this definition shall equal EBITDA for such nine-month period multiplied by 4/3.

               “LIBOR Deadline” has the meaning specified therefor in Section 2.13(b)(i).

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               “LIBOR Notice” means a written notice in the form of Exhibit L-1.

               “LIBOR Option” has the meaning specified therefor in Section 2.13(a).

               “LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the greater of (a)  the rate per annum determined by Administrative Agent by dividing (i) the Base LIBOR Rate for such Interest Period, by (ii) 100% minus the Reserve Percentage and (b) 5.00% per annum. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

               “LIBOR Rate Loan” means each portion of the Term Loans that bears interest at a rate determined by reference to the LIBOR Rate.

               “LIBOR Rate Margin” means, as of any date of determination, in the case of Term Loans that are LIBOR Rate Loans, 9.00 percentage points per annum.

               “Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

               “Loan Account” has the meaning specified therefor in Section 2.10.

               “Loan Documents” means the Agreement, the Canadian Guarantee, the Canadian Security Agreement, the Cash Management Agreements, the Control Agreements, the Copyright Security Agreement, the Fee Letter, the Guaranty, the Intercompany Subordination Agreement, the Mortgages, the Patent Security Agreement, the Intercreditor Agreement, the Security Agreement, the Third Lien Intercreditor Agreement, the Trademark Security Agreement, any note or notes executed by a Borrower in connection with the Agreement and payable to a member of the Lender Group, and any other agreement entered into, now or in the future, by any Credit Party or any of their Subsidiaries, and the Lender Group in connection with the Agreement.

               “Material Adverse Change” means (a) a material adverse change in the business, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrowers and any of the Credit Parties and their respective Subsidiaries, taken as a whole, (b) a material impairment of the Credit Parties’ ability to perform their obligations under the Loan Documents or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of the Collateral Agent’s Liens with respect to the Collateral as a result of an action or failure to act on the part of a Credit Party or a Subsidiary of a Credit Party.

               “Material Contract” means, with respect to any Person, (i) the Acquisition Documents, (ii)  the First Lien Loan Documents, (iii) the Third Lien Loan Documents, (iv) the Calgon License Documents, (v) material contracts as defined in Item 601 of Regulation S-K of the Rules and Regulations of the SEC, and (vi) all other contracts or agreements material to the business, operations, condition (financial or otherwise), performance, or properties of such Person or such Subsidiary, in effect on the date of determination, the loss of which, either individually or in the aggregate, reasonably could be expected to result in a Material Adverse Change.

               “Maturity Date” has the meaning specified therefor in Section 3.3.

               “MNPI” has the meaning specified therefor in Section 5.27.

               “Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.

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               “Mortgage Policy” has the meaning specified therefor in Schedule 3.1(w).

               “Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by a Borrower or a Subsidiary of a Borrower in favor of Collateral Agent, in form and substance satisfactory to Administrative Agent, that encumber the Real Property Collateral.

               “M2 Consulting Agreement” means Letter Agreement dated May 27, 2005 between M2 Holdings LLC (as assignee of The Hermes Group LLC) and Lander Company.

               “Multiemployer Plan” means a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) to which any Credit Party, any of their respective Subsidiaries, or any ERISA Affiliate makes, is making, or is obligated or has ever been obligated to make, contributions.

               “Net Cash Proceeds” means:

               (a)     with respect to any sale or disposition by any Credit Party or a Subsidiary of a Credit Party of property or assets, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of any Credit Party or a Subsidiary of a Credit Party, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to any Agent or any Lender under the Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by such Credit Party or such Subsidiary of a Credit Party in connection with such sale or disposition and (iii) taxes paid or payable to any taxing authorities by such Credit Party or such Subsidiary of a Credit Party in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of a Credit Party or a Subsidiary of a Credit Party, and are properly attributable to such transaction; and

               (b)     with respect to the issuance or incurrence of any Indebtedness by any Credit Party or a Subsidiary of a Credit Party, or the issuance by any Credit Party or a Subsidiary of a Credit Party of any shares of its Stock, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Credit Party or such Subsidiary in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions, and expenses related thereto and required to be paid by such Credit Party or such Subsidiary in connection with such issuance or incurrence, (ii) taxes paid or payable to any taxing authorities by such Credit Party or such Subsidiary in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of a Credit Party or Subsidiary of a Credit Party, and are properly attributable to such transaction; and

               (c)     with respect to Extraordinary Receipts received by any Credit Party or a Subsidiary of a Credit Party, the aggregate amount of cash or Cash Equivalents received (directly or indirectly) from time to time by or on behalf of such Credit Party or such Subsidiary in connection therewith, after deducting therefrom only (i) reasonable costs and expenses related to the collection thereof incurred by such Credit Party or such Subsidiary, (ii) sales, transfer and other similar taxes paid or payable by such Person or such Subsidiary in connection therewith, and (iii) net income taxes to be paid or payable by such Credit Party or such Subsidiary in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements), in each case, to the extent, but only to the extent, that the amounts so deducted are (x) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Credit Party or such Subsidiary and (y) properly attributable to such transaction.

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               “New Securities” means the “New Securities” as defined in the Third Lien Notes, as in effect on the date hereof without any amendment or modification thereto.

               “Obligations” means all loans (including Term Loans), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), premiums, liabilities (including all amounts charged to Borrowers’ Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), charges, costs, Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), lease payments, guaranties, covenants, and duties of any kind and description owing by Borrowers to the Lender Group pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrowers are required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

               “Originating Lender” has the meaning specified therefor in Section 13.1(e).

               “Parent” has the meaning specified therefor in the preamble to the Agreement.

               “Participant” has the meaning specified therefor in Section 13.1(e).

               “Participant Register” has the meaning set forth in Section 13.1(i).

               “Patent Security Agreement” has the meaning specified therefor in the Security Agreement.

               “Pension Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (a) that is or was at any time maintained or sponsored by any Credit Party, any of their respective Subsidiaries, or any ERISA Affiliate or to which any Credit Party, any of their respective Subsidiaries, or any ERISA Affiliate has ever made, or was obligated to make, contributions, and (b) that is or was subject to Section 412 of the IRC, Section 302 of ERISA or Title IV of ERISA.

               “Permitted Acquisition” means (a) a Permitted Cash Acquisition, or (b) a Permitted Non-Cash Acquisition, as the context requires.

               “Permitted Cash Acquisition” means any Acquisition as to which each of the following is applicable;

               (a)      such Acquisition qualifies as a Permitted Non-Cash Acquisition except that the consideration payable in respect of the proposed Acquisition includes some form of consideration other than solely the consideration specified in clause (b) of the definition of Permitted Non-Cash Acquisition;

               (b)      Parent has provided Administrative Agent with forecasted balance sheets, profit and loss statements, and cash flow statements of the Person to be acquired, all prepared on a basis consistent with such Person’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the 3 year period following the date of the proposed Acquisition (on a year by year basis, and for the 1 year period following the date of the proposed Acquisition, on a month by month basis), in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Administrative Agent;

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               (c)      Parent shall have Excess Availability plus Qualified Cash in an amount equal to at least $9,000,000 immediately after giving effect to the consummation of the proposed Acquisition,

               (d)      subject to compliance with clauses (f) and (g) below, the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States, Canada or the United Kingdom, or the Person whose Stock is being acquired is organized in a jurisdiction located within the United States, Canada or the United Kingdom,

               (e)      with respect to such Acquisition, (i) the purchase consideration payable in any consideration other than Permitted Non-Cash Consideration in respect of all Permitted Cash Acquisitions, in the aggregate (including the proposed Acquisition and including deferred payment obligations) shall not exceed $11,000,000 in the aggregate; provided, however, that the purchase price of any single Permitted Cash Acquisition or series of related Permitted Cash Acquisitions that is payable in consideration other than Permitted Non-Cash Consideration shall not exceed $5,500,000 in the aggregate, and (ii) the purchase consideration payable in respect of all Permitted Cash Acquisitions that is composed of Permitted Non-Cash Consideration shall not exceed $27,500,000 in the aggregate;

               (f)      in the case of an Asset Acquisition (and notwithstanding any contrary provisions of Section 5.16 or any other contrary provision of the Agreement), Borrower or the Guarantor, as applicable, shall have executed and delivered any and all documentation reasonably requested by Administrative Agent in order to provide Collateral Agent with a second priority perfected security interest, subject to Permitted Liens, in such assets, and

               (g)      in the case of a Stock Acquisition (and notwithstanding any contrary provisions of Section 5.16 or any other contrary provision of the Agreement), (i) the Person whose Stock is being acquired shall have executed and delivered any and all documentation reasonably requested by Administrative Agent in order to become a Guarantor, (ii) the Person whose Stock is being acquired shall have executed and delivered any and all documentation reasonably requested by Administrative Agent in order to provide Collateral Agent with a second priority perfected security interest, subject to Permitted Liens, in the assets of such Person, and (iii) the owner of the Stock subject to such Stock Acquisition shall have executed and delivered any and all documentation reasonably requested by Administrative Agent in order to provide Collateral Agent with a second priority perfected security interest in such Stock.

               “Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured lender) business judgment.

               “Permitted Dispositions” means (a) sales or other dispositions of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business, (b) sales of Inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents, (d) the licensing to a Person in the United States, on a non-exclusive basis, and to a Person outside the United States, on an exclusive or a non-exclusive basis, in each case, in the ordinary course of business, to make, use, sell, import and export products covered under patents, trademarks, copyrights and other intellectual property rights owned or controlled by a Credit Party, (e) sales or other dispositions set forth on Schedule P-1 and (f) the abandonment of Trademarks and Patents owned by any Credit Party that in the judgment of the applicable Credit Party are no longer necessary or beneficial in the operation of the business of such Credit Party or any Subsidiary of such Credit Party, except with respect to material Trademarks in the U.S., including, without limitation, Lander, Healing Garden, Ogilvie, Baby Magic, Mr. Bubble, Mr. Bubble design, Dorothy Gray, Tussy, TEK and Bianca, and as to which such Credit Party shall have provided Administrative Agent with prior written notice of such abandonment and obtained the consent of the Administrative Agent at least ten (10) Business Days prior to such abandonment, such consent not to be unreasonably withheld; provided, that if Administrative Agent shall not have objected to such abandonment within five (5) Business Days after receipt of such notice, Administrative Agent shall be deemed to have consented to such abandonment.

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               “Permitted Holder” means each of Prentice, MarNan, LLC, Dana Holdings, LLC, Coty, Inc. and each of their respective Affiliates.

               “Permitted Investments” means (a) Investments in cash and Cash Equivalents, (b) Investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) Investments received in settlement of amounts due to any Credit Party or any Subsidiary of a Credit Party effected in the ordinary course of business or owing to a Credit Party or any Subsidiary of a Credit Party as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of any Credit Party or any Subsidiary of a Credit Party and (e) Investments in Subsidiaries that are Credit Parties.

               “Permitted Liens” means (a) Liens held by Collateral Agent to secure the Obligations, (b) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over the Collateral Agent’s Liens and the underlying taxes, assessments, or charges or levies and are the subject of Permitted Protests, (c) judgment Liens that do not constitute an Event of Default under Section 7.7 of the Agreement, (d) Liens set forth on Schedule P-2, provided that any such Lien only secures the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof, (e) the interests of lessors under operating leases, (f) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof, (g) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests, (h) Liens on amounts deposited in connection with obtaining worker’s compensation or other unemployment insurance, (i) Liens on amounts deposited in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money, (j) Liens on amounts deposited as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business, (k) with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof, (l) Liens of the First Lien Agent securing the First Lien Indebtedness (but only to the extent such Liens remain subject to the Intercreditor Agreement), (m) Liens of the Third Lien Agent securing the Third Lien Indebtedness (but only to the extent such Liens remain subject to the Third Lien Intercreditor Agreement), and (n) Liens securing Indebtedness permitted under Section 6.1(g).

               “Permitted Non-Cash Acquisition” means any Acquisition so long as:

               (a)      no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition is consensual,

               (b)      the consideration payable in respect of the proposed Acquisition shall be composed solely of Permitted Non-Cash Consideration;

               (c)      no Indebtedness will be incurred, assumed, or would exist with respect to Parent or its Subsidiaries as a result of such Acquisition, other than Indebtedness permitted under clauses (d) or (l) of Section 6.1 and no Liens will be incurred, assumed, or would exist with respect to the assets of Parent or its Subsidiaries as a result or such Acquisition other than Liens permitted under clause (f) of the definition of Permitted Liens;

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               (d)      Parent has provided Administrative Agent with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis, created by adding the historical combined financial statements of Parent (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition (adjusted to eliminate expense items that would not have been incurred and to include income items that would have been recognized, in each case, if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions to be mutually and reasonably agreed upon by Parent and Administrative Agent), Parent and its Subsidiaries (i) would have been in compliance with the financial covenants in Section 6.16 for the 12 month period ended immediately prior to the proposed date of consummation of such proposed Acquisition, and (ii) are projected to be in compliance with the financial covenants in Section 6.16 for the 12 month period ended one year after the proposed date of consummation of such proposed Acquisition, together with copies of all such historical financial statements of the Person or assets being acquired,

               (e)      Parent has provided Administrative Agent with written notice of the proposed Acquisition at least 30 Business Days prior to the anticipated closing date of the proposed Acquisition and, not later than 5 Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition, which agreement and documents must be reasonably acceptable to Administrative Agent,

               (f)      the assets being acquired (other than a de minimis amount of assets in relation to Parent and its Subsidiaries’ total assets), or the Person whose Stock is being acquired, are useful in or engaged in, as applicable, the business of Parent and its Subsidiaries or a business reasonably related thereto, and

               (g)      the subject assets or Stock, as applicable, are being acquired directly by Borrowers or one of their Subsidiaries that is a Guarantor, and (i) in the case of an Asset Acquisition, Borrowers or such Guarantor, as applicable, shall have executed and delivered or authorized, as applicable, any and all documentation reasonably requested by the Administrative Agent in order to include the newly acquired assets within the collateral hypothecated under the Loan Documents, and (ii) in the case of a Stock Acquisition, Borrowers or the Guarantor, as applicable, shall have complied with Section 5.16 of the Agreement.

               “Permitted Non-Cash Consideration” means (a) common Stock of Parent, (b) Permitted Preferred Stock of Parent, or (c) proceeds of Indebtedness incurred pursuant to clause (l) of Section 6.1.

               “Permitted Preferred Stock” means and refers to any Preferred Stock issued by Parent (and not by one or more of its Subsidiaries) that is not Prohibited Preferred Stock.

               “Permitted Protest” means the right of any Credit Party or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on a Credit Party’s or any of its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by any Credit Party or any of its Subsidiaries, as applicable, in good faith, and (c) Administrative Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Collateral Agent’s Liens.

               “Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate principal amount outstanding at any one time not in excess of $550,000.

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               “Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

               “Plan” means (a) an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan which is or was at any time during the past six years maintained or sponsored by any Credit Party or any of their respective Subsidiaries or to which Borrower or any of its Subsidiaries during the past six years has made, or was obligated to make, contributions, (b) a Pension Plan, or (c) a Qualified Plan.

               “PPSA” means the Personal Property Security Act of Ontario (as amended and in effect from time to time), or analogous legislation of the applicable Canadian province in respect to Lander Canada.

               “Preferred Stock” means, as applied to the Stock of any Person, the Stock of any class or classes (however designated) that is preferred with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Stock of any other class of such Person.

               “Prencen Group” means Prencen Lending LLC, Prencen LLC and/or Prencen Capital Management, L.P.

               “Prencen Securities Purchase Agreement” means that certain Third Amended and Restated Securities Purchase Agreement dated as of February 9, 2007 by and among Parent, Prencen LLC and Prencen Lending LLC.

               “Prencen Third Lien Note” means that certain secured convertible promissory note (as the same may be amended from time to time) in the initial aggregate principal amount of $91,000,000 (less the initial aggregate principal amount of the Watershed Third Lien Note) issued by Parent to Prencen Lending LLC, which secured convertible promissory note shall be secured by a third lien on the assets of Borrowers.

               “Prentice” means Prentice Capital Management, LP.

               “Prohibited Preferred Stock” means any Preferred Stock that by its terms is mandatorily redeemable or subject to any other cash payment obligation (including any obligation to pay dividends, other than dividends of shares of Preferred Stock of the same class and series payable in kind or dividends of shares of common stock) on or before a date that is less than 1 year after the Maturity Date, or, on or before the date that is less than 1 year after the Maturity Date, is redeemable at the option of the holder thereof for cash or assets or securities (other than distributions in kind of shares of Preferred Stock of the same class and series or of shares of common stock).

               “Projections” means Parent’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Parent’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

               “Pro Rata Share” means, as of any date of determination, with respect to a Lender’s obligation to make the Term Loans and right to receive payments of interest, fees, and principal with respect thereto and with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7), (i) prior to the making of the Term Loans, the percentage obtained by dividing (y) such Lender’s Term Loan Commitment, by (z) the aggregate amount of all Lenders’ Term Loan Commitments, and (ii) from and after the making of the Term Loans, the percentage obtained by dividing (y) the principal amount of such Lender’s portion of the Term Loans by (z) the principal amount of the Term Loans.

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               “Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

               “Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Borrowers and their Subsidiaries that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States.

               “Qualified Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (a) that is or was at any time maintained or sponsored by any Credit Party, any Subsidiary of a Credit Party or any ERISA Affiliate or to which any Credit Party, any Subsidiary of a Credit Party or any ERISA Affiliate has ever made, or was ever obligated to make, contributions, and (b) that is intended to be tax qualified under Section 401(a) of the IRC.

               “Real Property” means any estates or interests in real property now owned or hereafter acquired by any Credit Party or a Subsidiary of any Credit Party and the improvements thereto.

               “Real Property Collateral” means the Real Property identified on Schedule R-1 and any Real Property hereafter acquired by a Credit Party or any Subsidiary of a Credit Party.

               “Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

               “Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as: (a) the terms and conditions of such refinancings, renewals, or extensions do not, in Administrative Agent’s reasonable judgment, materially impair the prospects of repayment of the Obligations by Borrowers or materially impair Borrowers’ creditworthiness, (b) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, (c) such refinancings, renewals, or extensions do not result in an increase in the interest rate with respect to the Indebtedness so refinanced, renewed, or extended, (d) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are materially more burdensome or restrictive to Borrowers, (e) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, and (f) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.

               “Register” has the meaning specified therefor in Section 13.1(h).

               “Registered Loan” means any loan recorded on the Register pursuant to Section 13.1(h) .

               “Registered Note” has the meaning specified therefor in Section 2.16.

               “Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor (and any swap counterparty to such Lender or any of its Affiliates).

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               “Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials authorized by Environmental Laws.

               “Replacement Lender” has the meaning specified therefor in Section 14.2(a).

               “Report” has the meaning specified therefor in Section 15.16.

               “Required Prepayment Date” has the meaning specified therefor in Section 2.4(d)(iii) .

               “Required Lenders” means, at any time, those Lenders whose aggregate Pro Rata Shares exceed 50.1%.

               “Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

               “Revolver Usage” means, as of any date of determination, “Revolver Usage” as such term is defined in the First Lien Credit Agreement, as amended, modified, supplemented, restated, renewed, extended, refinanced or replaced from time to time in accordance with the terms thereof and the terms of the Agreement and the Intercreditor Agreement.

               “SEC” means the United States Securities and Exchange Commission and any successor thereto.

               “Securities Account” means a securities account (as that term is defined in the Code).

               “Securities Purchase Agreements” means the Prencen Securities Purchase Agreement and the Watershed Securities Purchase Agreement.

               “Security Agreement” means a security agreement, in form and substance satisfactory to Administrative Agent, executed and delivered by Borrowers and Guarantors (other than Lander Canada) to Administrative Agent.

               “Seller” has the meaning specified in the Recitals.

               “Seller Note” means that certain Promissory Note owing from Parent to Coty, Inc. in connection with the consummation of the transactions contemplated by the Acquisition Agreement.

               “Solvent” means (a) with respect to any Person that is a United States citizen or is organized under the laws of any state of the United States or the District of Columbia, that at the time of determination: (i) the assets of such Person, at a fair valuation, are in excess of the total amount of its debts (including, without limitation, contingent liabilities); (ii) the present fair saleable value of its assets is greater than its probable liability on its existing debts as such debts become absolute and matured; (iii) it is then able to pay its debts (including, without limitation, contingent debts and other commitments) as they mature; and (iv) it is not

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engaged in a business or transaction, and is not about to engage in a business or transaction, for which it has unreasonably small capital, or (b) with respect to any Person that is a Canadian citizen or is organized under the laws of Canada or any province or territory thereof, on a particular date, that such Person is not an “insolvent person” (as such term is defined in the Bankruptcy and Insolvency Act (Canada)) or a “debtor company” (as defined in the Companies’ Creditors Arrangement Act (Canada)). For purposes of determining whether a Person is Solvent, the amount of any contingent liability shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

               “S&P” has the meaning specified therefor in the definition of Cash Equivalents.

               “Stated Value” means the (a) aggregate principal amount of any convertible debt securities of Parent plus (b) the aggregate stated value of any convertible preferred securities of Parent.

               “Stock” means all shares, options, warrants, interests, participations, equity interests, or other equivalents or similar instruments (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

               “Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

               “Taxes” has the meaning specified therefor in Section 16(a).

               “Term Loans” has the meaning specified therefor in Section 2.2.

               “Term Loan Amount” means $50,000,000.

               “Term Loan Commitment” means, with respect to each Lender, its Term Loan Commitment, and, with respect to all Lenders, their Term Loan Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1.

               “Third Lien Agent” means WFF, in its capacity as collateral agent pursuant to the Third Lien Loan Documents, together with its successors and assigns acting in such capacity.

               “Third Lien Indebtedness” means any and all Indebtedness of any Borrower, any Guarantor or their respective Subsidiaries arising under or in connection with any Third Lien Loan Document, in an aggregate amount not to exceed $190,000,000 (including any additional Indebtedness incurred thereunder in connection with PIK interest payments).

               “Third Lien Intercreditor Agreement” means an intercreditor agreement executed and delivered by Administrative Agent, Collateral Agent, First Lien Agent, Third Lien Agent and Third Lien Lenders, and acknowledged and consented to by each Borrower, as amended, modified, supplemented or restated from time to time.

               “Third Lien Lenders” means the Persons from time to time party to the Third Lien Loan Documents as lenders.

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               “Third Lien Loan Documents” means (a) the Prencen Lending Note, (b) the Watershed Third Lien Note, (c) the Prencen Securities Purchase Agreement, (d) the “Transaction Documents” as such term is defined in the Prencen Securities Purchase Agreement, (e) the Watershed Securities Purchase Agreement and (f) the “Transaction Documents” as such term is defined in the Watershed Securities Purchase Agreement, in each case, as amended, modified, supplemented, restated, renewed, extended, refinanced or replaced from time to time in accordance with the terms thereof and the terms of the Agreement and the Third Lien Intercreditor Agreement.

               “Third Lien Notes” means the Prencen Lending Note and the Watershed Third Lien Note.

               “Trademark Security Agreement” has the meaning specified therefor in the Security Agreement.

               “Transition Services Agreement” means the Transition Services Agreement dated as of February 9, 2007 between Ascendia Brands and Coty US LLC.

               “Triggering Event” means (a) an Event of Default has occurred, or (b) as of any date of determination, the sum of Excess Availability plus Qualified Cash at any time is less than $10,000,000.

               “TTM EBITDA” means, as of any date of determination, EBITDA of Parent determined on a consolidated basis in accordance with GAAP, for the 12 month period most recently ended.

               “TTM PF EBITDA” means TTM EBITDA, adjusted in a manner consistent with the methodology used by CTS in the report delivered to Administrative Agent prior to the Closing Date.

               “United States” means the United States of America.

               “Voidable Transfer” has the meaning specified therefor in Section 17.8.

               “Watershed Administrative” means Watershed Administrative, LLC, a Delaware limited liability company.

               “Watershed Lenders” means Watershed Capital Asset Management, L.L.C. and funds managed by Watershed Asset Capital Management, L.L.C.

               “Watershed Securities Purchase Agreement” means that certain Securities Purchase Agreement dated as of February 9, 2007 by and among Parent and the Watershed Lenders.

               “Watershed Third Lien Note” means that certain convertible promissory note (as the same may be amended from time to time) issuable by Parent to the Watershed Lenders upon exercise of the Watershed Lenders’ right, at the closing of the Acquisition Transaction, to purchase up to $10,000,000 in aggregate principal amount of said convertible promissory note, which convertible promissory note shall be secured by a third lien on the assets of Borrowers.

               “Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

               “WFF” means Wells Fargo Foothill, Inc., a California corporation

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Schedule 3.1

      The obligation of each Lender to make its initial extension of credit provided for in the Agreement is subject to the fulfillment, to the satisfaction of Administrative Agent and each Lender (the making of such initial extension of credit by any Lender being conclusively deemed to be its satisfaction or waiver of the following), of each of the following conditions precedent:

               (a)      the Closing Date shall occur on or before February 9, 2007;

               (b)      Administrative Agent shall have received a letter duly executed by each Borrower and each Guarantor authorizing Collateral Agent to file appropriate financing statements in such office or offices as may be necessary or, in the opinion of Administrative Agent, desirable to perfect the security interests to be created by the Loan Documents;

               (c)      Administrative Agent shall have received evidence that appropriate financing statements have been duly filed in such office or offices as may be necessary or, in the opinion of Administrative Agent, desirable to perfect the Collateral Agent’s Liens in and to the Collateral, and Administrative Agent shall have received searches reflecting the filing of all such financing statements;

               (d)      Administrative Agent shall have received each of the following documents, in form and substance satisfactory to Administrative Agent, duly executed, and each such document shall be in full force and effect:

                    (i)      the Canadian Guarantee,

                     (ii)     the Canadian Security Agreement,

                     (iii)     Cash Management Agreements,

                     (iv)     the Control Agreements,

                     (v)     a disbursement letter executed and delivered by Borrowers to Administrative Agent regarding the extensions of credit to be made on the Closing Date, the form and substance of which is satisfactory to Administrative Agent, (which disbursement letter shall provide for the payments to be made by the Borrowers on the Closing Date and provide that any payment made to M2 Holdings, LLC on the Closing Date shall not exceed $2,700,000),

                     (vi)     the Fee Letter ,

                     (vii)     the Intercompany Subordination Agreement,

                     (viii)     the Mortgages,

                     (ix)     the Patent Security Agreement,

                     (x)     a letter, in form and substance satisfactory to Administrative Agent, from the Existing Lender to Administrative Agent respecting the amount necessary to repay all of the obligations of the Credit Parties and their respective Subsidiaries owing to Existing Lender and obtain a release of all of the Liens existing in favor of Existing Lender in and to the assets of the Credit Parties and their Subsidiaries, together with termination statements and other documentation evidencing the termination by Existing Lender of its Liens in and to the properties and assets of the Credit Parties and their Subsidiaries,

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                     (xi)     the Intercreditor Agreement,

                     (xii)     the Security Agreement, together with all certificates representing the shares of Stock pledged thereunder, as well as Stock powers with respect thereto endorsed in blank,

                     (xiii)     the Seller Note,

                     (xiv)     the Third Lien Intercreditor Agreement, and

                     (xv)     the Trademark Security Agreement.

               (e)      Administrative Agent shall have received a certificate from the Secretary of each Borrower (i) attesting to the resolutions of such Borrower’ Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Borrower is a party, (ii) authorizing specific officers of such Borrower to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of such Borrower;

               (f)      Administrative Agent shall have received copies of each Borrower’ Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Borrower;

               (g)      Administrative Agent shall have received a certificate of status with respect to each Borrower, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Borrower, which certificate shall indicate that such Borrower is in good standing in such jurisdiction;

               (h)      Administrative Agent shall have received certificates of status with respect to each Borrower, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Borrower) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Borrower is in good standing in such jurisdictions;

               (i)      Administrative Agent shall have received a certificate from the Secretary of each Guarantor (i) attesting to the resolutions of such Guarantor’ Board of Directors authorizing its execution, delivery, and performance of the Loan Documents to which such Guarantor is a party, (ii) authorizing specific officers of such Guarantor to execute the same and (iii) attesting to the incumbency and signatures of such specific officers of Guarantor;

               (j)      Administrative Agent shall have received copies of each Guarantor’ Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Guarantor;

               (k)      Administrative Agent shall have received a certificate of status with respect to each Guarantor, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Guarantor, which certificate shall indicate that such Guarantor is in good standing in such jurisdiction;

               (l)      Administrative Agent shall have received certificates of status with respect to each Guarantor, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Guarantor) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Guarantor is in good standing in such jurisdictions;

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               (m)      Administrative Agent shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 5.8 , the form and substance of which shall be satisfactory to Administrative Agent;

               (n)      [intentionally omitted];

               (o)      Administrative Agent shall have received an opinion of Credit Parties’ counsel in form and substance satisfactory to Administrative Agent;

               (p)      [intentionally omitted];

               (q)      Administrative Agent shall be satisfied, in its discretion, with the results of its due diligence with respect to the general affairs, management (including key personnel), prospects, financial position, stockholders’ equity, capitalization, results of operations of the Credit Parties and the Acquisition and the tax, accounting, legal, regulatory and other issues relevant to the Credit Parties and the Acquisition;

               (r)      Administrative Agent shall have received completed reference checks with respect to Credit Parties’ senior management, the results of which are satisfactory to Administrative Agent in its sole discretion;

               (s)      Administrative Agent shall have received a finalized quality of earnings report (performed by CTS Capital Advisors), the results of which are satisfactory to Administrative Agent in its sole discretion and which support no less than $40,000,000 of the Credit Parties’ TTM PF EBITDA;

               (t)      Administrative Agent shall have received an appraisal of Borrowers’ and their Subsidiaries’ Inventory and a brand valuation, performed by a valuation firm acceptable to Administrative Agent, with the results of the inventory appraisal and brand valuation each acceptable to Administrative Agent;

               (u)      Administrative Agent shall have received a set of Projections of the Parent and its Subsidiaries for the 3 year period following the Closing Date (on a year by year basis, and for the 1 year period following the Closing Date, on a month by month basis), in form and substance (including as to scope and underlying assumptions) satisfactory to Administrative Agent;

               (v)      Credit Parties shall have paid all Lender Group Expenses incurred in connection with the transactions evidenced by this Agreement;

               (w)      Administrative Agent shall have received mortgagee title insurance policies (or marked commitments to issue the same) for the Real Property Collateral issued by a title insurance company satisfactory to Administrative Agent (each a “ Mortgage Policy ” and, collectively, the “ Mortgage Policies ”) in amounts satisfactory to Administrative Agent assuring Administrative Agent that the Mortgages on such Real Property Collateral are valid and enforceable first priority mortgage Liens on such Real Property Collateral free and clear of all defects and encumbrances except Permitted Liens, and the Mortgage Policies otherwise shall be in form and substance satisfactory to Administrative Agent; provided , however , that Administrative Agent shall be responsible for one-half of the premium for such policy and one-half of the recording tax with respect to such Mortgage;

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               (x)      Administrative Agent shall have received copies of each Material Contract, together with a certificate of the Secretary of Administrative Borrower certifying each such document as being a true, correct, and complete copy thereof, and the results of Administrative Agent’ and its counsel’ review thereof, and of the Credit Parties’ corporate structure upon consummation of the Acquisition Transaction, shall be satisfactory to Administrative Agent;

               (y)      Credit Parties and each of their respective Subsidiaries shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority and (ii) all necessary shareholder and third party approvals, in each case in connection with the execution and delivery by Credit Parties or their respective Subsidiaries of the Loan Documents or with the consummation of the transactions contemplated thereby;

               (z)      Administrative Agent shall have received confirmation that those portions of the Credit Parties’ capital structure that are not a part of the credit facility set forth in the Loan Documents are no less than $70,000,000 in equity or subordinated debt, and subject to terms satisfactory to Administrative Agent;

               (aa)      Administrative Agent shall have received copies of each Acquisition Document, together with a certificate of the Secretary of Administrative Borrower certifying that as of the Closing Date (i) each such document is a true, correct, and complete copy thereof, (ii) such documents have been entered into by the Credit Parties in compliance with all Applicable Laws and all necessary approvals and are in full force and effect, and (iii) there is no (A) litigation, investigation or proceeding (judicial or administrative) pending or, to the best knowledge of each Credit Party, threatened, against any Credit Party, or any of their respective Subsidiaries by any Governmental Authority arising out of the transactions contemplated by or effected in connection with the Acquisition Documents or the Loan Documents, (B) injunction, writ or restraining order restraining or prohibiting the transactions contemplated by the Acquisition Documents or the consummation of the financing arrangements contemplated under the Loan Documents, or (C) suit, action, investigation, proceeding (judicial or administrative) or ERISA Event pending or, to the best knowledge of each Credit Party, threatened against any Credit Party or any of their respective Subsidiaries which could reasonably be expected to cause a Material Adverse Change;

               (bb)      all applicable waiting periods with respect to consummation of the Acquisition Transaction shall have expired and Credit Parties and each of their respective Subsidiaries shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority or other Person in connection with the execution and delivery by the Credit Parties of the Loan Documents, the Acquisition Documents, and with the consummation of the transactions contemplated thereby;

               (cc)      simultaneously with the extensions of the credit by the Lenders to the Credit Parties on the Closing Date, the parties to the Acquisition Documents shall have consummated all transactions contemplated thereby and furnished to Administrative Agent evidence thereof in form and substance satisfactory to Administrative Agent;

               (dd)      in the opinion of Administrative Agent, (i) no law or regulation restrains, prevents or imposes material adverse conditions upon any aspect of the Acquisition Transaction and (ii) no claim, action, suit, investigation, litigation or proceeding is pending or threatened in any court or before any Governmental Authority which relates to the transactions contemplated hereby or by the Acquisition Documents or which may have a material adverse effect on the Acquisition Transaction or the ability of the Credit Parties to perform the terms of the Loan Documents;

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               (ee)      Administrative Agent shall have received (i) duly executed copies of the First Lien Loan Documents, the form and substance of which shall be reasonably satisfactory to Administrative Agent, together with copies of all necessary consents and approvals required to be obtained in connection therewith, and (ii) evidence, in form and substance satisfactory to Administrative Agent, that all of the conditions to funding set forth in the First Lien Credit Agreement have been satisfied;

               (ff)      Administrative Agent shall have received (i) duly executed copies of the Third Lien Loan Documents, the form and substance of which shall be reasonably satisfactory to Administrative Agent, together with copies of all necessary consents and approvals required to be obtained in connection therewith, and (ii) evidence, in form and substance satisfactory to Administrative Agent, that all of the conditions to funding set forth in the Third Lien Loan Documents have been satisfied;

               (gg)      Administrative Agent shall have received a duly executed copy of the Calgon License Documents, the form and substance of which shall be reasonably satisfactory to Administrative Agent;

               (hh)      [intentionally omitted];

               (ii)      Administrative Agent shall have received interim financial statements for the year-to-date period ending November 30, 2006, and such financial statements shall be in form and substance satisfactory to Administrative Agent;

               (jj)      Administrative Agent shall have received a certificate from the chief financial officer of Ascendia in form and substance satisfactory to Administrative Agent, supporting the conclusions that after giving effect to the Acquisition and the related transactions contemplated hereby, that the Credit Parties and each Subsidiary of a Credit Party, taken as a whole, are Solvent;

               (kk)      the Administrative Borrower and each of its Subsidiaries shall have made all filings required to be made by it with the SEC and all securities exchanges;

               (ll)      all transactions between the Borrowers and Prentice shall have been duly reviewed and approved, including approval by the independent members of the Board of Directors of the Borrowers, and Administrative Agent shall have received a fairness opinion from a recognized firm acceptable to Administrative Agent in connection with the restructuring of the Existing Convertible Notes;

               (mm)      Prentice shall have (i) waived all outstanding penalties and fees under its existing registration rights agreement with the Borrowers, (ii) confirmed to Administrative Agent the amount of the prepayment premium and penalties payable to it with respect to the Existing Convertible Notes and (iii) on the Closing Date confirmed to Administrative Agent its receipt of the prepayment premium and penalties payable to it with respect to the Existing Convertible Notes;

               (nn)      [intentionally omitted]; and

               (oo)      all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Administrative Agent.

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Schedule 5.2

     Provide Administrative Agent (and if so requested by Administrative Agent, with copies for each Lender) with each of the documents set forth below at the following times in form satisfactory to Administrative Agent:

Weekly	(a) an Account roll-forward with supporting details supplied from sales journals, collection journals, credit registers and any other records,

     (b)     notice of all claims, offsets, or disputes asserted by Account Debtors with respect to Credit Parties’ and their respective Subsidiaries’ Accounts,

     (c)     copies of invoices together with corresponding shipping and delivery documents, and credit memos together with corresponding supporting documentation, with respect to invoices and credit memos in excess of an amount determined in the sole discretion of Administrative Agent, from time to time,

     (d)     Inventory system/perpetual reports specifying the cost and the wholesale market value of the Credit Parties’ and their respective Subsidiaries’ Inventory, by category, with additional detail showing additions to and deletions therefrom (delivered electronically in an acceptable format, if Credit Parties have implemented electronic reporting), and

     (e)     a detailed report regarding Credit Parties’ and their Subsidiaries’ cash and Cash Equivalents, including an indication of which amounts constitute Qualified Cash.

Monthly (no later than the 10th day of each month)	(f) a Borrowing Base Certificate,

     (g)     a detailed aging, by total, of Credit Parties’ Accounts, together with a reconciliation to Credit Parties’ general ledger accounts and supporting documentation for any reconciling items noted (delivered electronically in an acceptable format, if Credit Parties have implemented electronic reporting),

     (h)     a detailed calculation of those Accounts that are not eligible for the Borrowing Base, if Credit Parties have not implemented electronic reporting,

     (i)     a detailed Inventory system/perpetual report together with a reconciliation to Credit Parties’ general ledger accounts (delivered electronically in an acceptable format, if Credit Parties have implemented electronic reporting),

     (j)     a detailed calculation of Inventory categories that are not eligible for the Borrowing Base, if Credit Parties have not implemented electronic reporting,

     (k)     a summary aging, by vendor, of Credit Parties’ and their respective Subsidiaries’ accounts payable and any book overdrafts (delivered electronically in an acceptable format, if Credit Parties have implemented electronic reporting) and an aging, by vendor, of any held checks, together with a reconciliation to Credit Parties’ general ledger accounts,

(l) a monthly Account roll-forward, in a format acceptable to Administrative Agent in its discretion, tied to the beginning and ending account receivable balances of Credit Parties’ general ledgers,

(m) reporting of any deemed dividend tax liability, (n) rent roll; and (o) proof of payment by Credit Parties of any applicable taxes, including real estate, ad valorem and Canadian taxes.
Monthly (no later than the 30th day of each month)	(p) a reconciliation of Accounts, trade accounts payable, and Inventory of Credit Parties’ general ledger accounts to their monthly financial statements including any book reserves related to each category.

Quarterly	(q) a report regarding Credit Parties’ and their respective Subsidiaries’ accrued, but unpaid, ad valorem taxes.
Annually	(r) a detailed list of Credit Parties’ and their respective Subsidiaries’ customers, with address and contact information.
Promptly upon receipt thereof by any Borrower or any Affiliate of a Borrower	(s) copies of any Acquisition Documents not previously delivered to Administrative Agent and any notices or material correspondences received from any Governmental Authority in connection with the Acquisition Transaction.
Promptly upon request by Administrative Agent	(t) copies of purchase orders and invoices for Inventory and Equipment acquired by Credit Parties or their Subsidiaries, and

     (u)     such other reports as to the Collateral or the financial condition of Credit Parties and their Subsidiaries, as Administrative Agent may reasonably request.

Schedule 5.3

     Deliver to Administrative Agent, with copies to each Lender, each of the financial statements, reports, or other items set forth set forth below at the following times in form satisfactory to Administrative Agent:

as soon as available, but in any event within 30 days (45 days in the case of a month that is the end of one of Parent’s fiscal quarters) after the end of each month during each of Parent’s fiscal years	(a) an unaudited consolidated and consolidating balance sheet, income statement, and statement of cash flow covering Parent’s and its Subsidiaries’ operations during such period, together with a comparison to (i) the Projections for such monthly period and (ii) the corresponding monthly period of the prior fiscal year, and

(b) a Compliance Certificate, including any updated schedules, if any.
as soon as available, but in any event within 90 days after the end of each of Parent’s fiscal years	(c) consolidated and consolidating financial statements of Parent and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Administrative Agent and certified, without any qualifications (including any (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 6.18), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management), and

     (d)     a Compliance Certificate, including any updated schedules, if any.

as soon as available, but in any event within 30 days prior to the start of each of Parent’s fiscal years,	(e) copies of Parent’s Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Administrative Agent, in its Permitted Discretion, for the forthcoming 3 years, year by year, and for the forthcoming fiscal year, month by month, certified by the chief financial officer of Administrative Borrower as being such officer’s good faith estimate of the financial performance of Parent and its Subsidiaries during the period covered thereby.
within 2 Business Days after filing by any Credit Party,	(f) Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

     (g)     any other filings made by any Credit Party with the SEC, and

(h) any other information that is provided by Parent to its shareholders generally.

promptly, but in any event within 5 days after a Credit Party has knowledge of any event or condition that constitutes a Default or an Event of Default,	(i) notice of such event or condition and a statement of the curative action that Credit Parties proposes to take with respect thereto.
promptly after the commencement thereof, but in any event within 5 Business Days after the service of process with respect thereto on any Credit Party or any Subsidiary of a Credit Party,	(j) notice of all actions, suits, or proceedings brought by or against any Credit Party or any Subsidiary of a Credit Party before any Governmental Authority which reasonably could be expected to result in a Material Adverse Change.
promptly , but in any event within 5 Business Days after a Credit Party has knowledge of such event or condition	(k) notice of any labor negotiations affecting any Credit Party that could reasonably be expected to result in a strike, labor dispute, work slow down or stoppage, and

(l) notice of the cancellation or termination of any Material Contract.
upon the request of Administrative Agent,	(m) any other information reasonably requested relating to the financial condition of Credit Parties or their respective Subsidiaries.